As filed with the Securities and Exchange Commission on October 20, 1998

                           Registration No. 333-51977

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549
                       ----------------------------------
                                 AMENDMENT NO. 1
                                   FORM SB-2/A
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                        ---------------------------------
                             AGRI BIO-SCIENCES, INC.
--------------------------------------------------------------------------------
                 (Exact name of Registrant specified in charter)

Delaware                    6159                                   76-0481583
--------------------------------------------------------------------------------
(State of               Primary Industrial                      (I.R.S. Employer
Incorporation)           Classification)                              I.D.#)

                             AGRI BIO-SCIENCES, INC.
                             7806 OXFORDSHIRE DRIVE
                               SPRING, TEXAS 77379
                               TEL: (281) 320-7541
                               FAX: (281) 251-2643
--------------------------------------------------------------------------------
               (Address, including zip code of principal place of
              business and telephone number, including area code of
                   Registrant's principal executive offices.)

                          LESTER H. STEPHENS, PRESIDENT
                             AGRI BIO-SCIENCES, INC.
                             7806 OXFORDSHIRE DRIVE
                               SPRING, TEXAS 77379
                               TEL: (281) 320-7541
                               FAX: (281) 251-2643
                     (Name and address of Agent for Service)

Approximate date of commencement date or proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [ ].

                                           CALCULATION OF REGISTRATION FEE

                                                              Proposed
Title of each class                         Proposed          maximum
of securities to be        Amount to be     maximum offering  aggregate         Amount of
registered                 registered       price per share   offering price   registration fee

Common Stock               100,000          $.00646(1)         $646.00          $ .20(2)
($.001 par value
per share)

(1) Based upon book value solely for purposes of calculating the registration fee pursuant to Rule 457(f)(2).
(2)      This fee has previously been paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED OCTOBER 20, 1998

                             AGRI BIO-SCIENCES, INC.

                     COMMON STOCK PAR VALUE $.001 PER SHARE

         This Prospectus covers 100,000 shares of common stock, par value $.001 per share ("Common Stock"), of Agri Bio-Sciences, Inc., a Delaware corporation (the "Company"). This Prospectus is being furnished to the stockholders of GS Financial Services, Inc., a Delaware corporation ("GS Financial"), in connection with the distribution (the "Distribution") to GS Financial's stockholders of the 100,000 shares of Common Stock covered by this Prospectus, pursuant to the terms of a Consulting and Distribution Agreement dated as of March 12, 1998 by and between GS Financial and the Company (the "Distribution Agreement").

         One share of Common Stock will be distributed for each 9/10th of a share of common stock of GS Financial, par value $.001 per share (the "GS Financial Common Stock"), issued and outstanding on the date established by the Board of Directors of GS Financial for determining stockholders of record entitled to receive Common Stock in the Distribution (the "Record Date").

         No consideration will be paid by GS Financial's stockholders for the shares of Common Stock to be received by them in the Distribution. There is currently no public trading market for the shares of Common Stock and there can be no assurance that such a market will develop after completion of the Distribution. The Company intends to apply to a member of the National Association of Securities Dealers, Inc. to make a market in the Common Stock and provide a quotation on the NASD inter-dealer Electronic Bulletin Board under the trading symbol "AGBI."

STOCKHOLDERS OF GS FINANCIAL SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE _____ HEREOF WITH RESPECT TO THE SECURITIES BEING OFFERED HEREBY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------

                              PRICE                      UNDERWRITING                       PROCEEDS
                              TO                        DISCOUNTS AND                       TO
                              PUBLIC                     COMMISSIONS                        COMPANY
-------------------------------------------------------------------------------------------------------
Per share...                  $.00646(1)                      $ -0-                    $     -0-(2)
-------------------------------------------------------------------------------------------------------
Total...                      $646.66(1)                      $ -0-                    $     -0-(2)
-------------------------------------------------------------------------------------------------------

(1)      Based upon the book value of the Company as of December 31, 1997.
(2) The shares are owned by GS Financial Services, Inc. ("GS Financial") and are being distributed pro rata to the shareholders of GS Financial as a dividend. See "THE DISTRIBUTION." No consideration will be received by the Company from the GS Financial shareholders who receive stock in the Distribution. The expenses of the Distribution are estimated to be $33,000 and will be paid by the Company in their entirety.

         The  date of this  Prospectus  is  _________ _____, 1998.

                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock described in this Prospectus. This Prospectus, which is a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules thereto, certain portions having been omitted pursuant to the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract or other document are not necessarily complete with respect to each such contract or other document filed with the Commission as an exhibit to the Registration Statement. Reference is made to such exhibits for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

         The Registration Statement and the exhibits and schedules thereto filed with the Commission may be inspected and copied (at prescribed rates) at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such Registration Statement and the exhibits and schedules thereto have been filed electronically with the Commission and can be reviewed through the Commission's web site that contains reports, proxy and information statements and other information of registrants that file electronically with the Commission. The address of the web site is http://www.sec.gov.

         In connection with the Distribution covered by this Prospectus, the Company is registering as a reporting company under the Securities Exchange Act of 1934 (the "Exchange Act"). As a consequence, the Company will file with the Commission Annual Reports on Form 10-KSB, which will contain audited financial statements. After they are filed, these Annual Reports and audited financial statements can be inspected at, and copies downloaded from, the Commission's World Wide Web site at the Internet address stated in the previous paragraph. These Annual Reports and audited financial statements can also be inspected, and copies thereof may be obtained at prescribed rates, at the office of the Commission at the address also stated in the previous paragraph.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY AGRI OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES MADE UNDER THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROSPECTUS.

                                                  TABLE OF CONTENTS

AVAILABLE INFORMATION ...........................................................................................4
PROSPECTUS SUMMARY ..............................................................................................6
RISK FACTORS ....................................................................................................8
USE OF PROCEEDS ................................................................................................13
THE DISTRIBUTION ...............................................................................................13
CERTAIN FEDERAL INCOME TAX CONSEQUENCES  .......................................................................15
BUSINESS .......................................................................................................18
PLAN OF OPERATION ..............................................................................................23
DIVIDEND POLICY ................................................................................................24
MANAGEMENT OF THE COMPANY ......................................................................................24
CERTAIN TRANSACTIONS ...........................................................................................28
PRINCIPAL STOCKHOLDERS .........................................................................................29
DESCRIPTION OF CAPITAL STOCK ...................................................................................30
SHARES ELIGIBLE FOR FUTURE SALE ................................................................................35
LEGAL MATTERS ..................................................................................................36
EXPERTS ........................................................................................................36
INDEX TO FINANCIAL STATEMENTS .................................................................................F-1

                               PROSPECTUS SUMMARY

         The following is a summary of certain information contained elsewhere in this Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in this Prospectus. Prospective shareholders are urged to read carefully this Prospectus in its entirety.

Company Agri Bio-Sciences, Inc., formerly known as Agri Environmental Sciences, Inc. (the "Company"), was formed on May 30, 1995 as a Texas corporation. On December 22, 1997, the Company was reincorporated as a Delaware corporation by means of a migratory merger. The Company produces a fertilizer known as "Micro Min." Micro Min is produced by blending micronutrients (such as zinc, manganese, iron, copper, cobalt, molybdenum and boron) with montmorillonite (an agricultural clay) so as to electrochemically bond the micronutrients to the montmorillonite to produce a blended fertilizer. The resulting fertilizer allows the bond between the micronutrients and the montmorillonite to be dissolved during a time when the micronutrients are most required by plants. As a blended
          fertilizer   comprised   completely  of micronutrients and an inert
          material, Micro Min is believed to be unique to the world market. See "BUSINESS." The Company has entered into a exclusive sale and purchase agreement with Global Farm Sciences, Inc., a corporation affiliated with the Company ("Global"), to market Micro Min in certain geographical areas of the world. See "BUSINESS - SALES AND MARKETING." Global's initial target market for Micro Min will be the country of Mexico. Secondary target markets are expect to include Central and South America and the Middle East. See "BUSINESS - SALES AND MARKETING." The business office of the Company is 7806 Oxfordshire Drive, Spring, Texas 77379. Its telephone number is 281.320.7541 and its fax number is 281.320.9026.

Distri-   GS Financial Services, Inc., a Delaware corporation.
buting
Company

Primary   To enable the Company to become a publicly traded corporation and
Purposes  realize the benefits resulting therefrom.
of Distri-
bution

Securi-   100,000 shares of the Common Stock, par value $.001 per share ties to
be Distri-
buted

Distri-   Each  stockholder of GS Financial will receive one share of Common bution Stock for each 9/10ths Ratio of share of GS Financial Common Stock owned on the Record Date.

Fract-    Fractional  shares  will not be  issued.  Any  share of Common
ional     Stock  to  be  distributed  otherwise  constituting  a fractional
Shares    share  will be  rounded  up to one whole  share of Common Stock.

Record    Close of business on ____________________ _____, 1998.
Date

Delivery  Certificates  representing  the shares of Common  Stock to which GS
of        Financial  stockholders  are entitled  are being  delivered to GS
Certifi-  Financial stockholders simultaneously with this Prospectus.
cates

Tax       The Distribution is not being structured on a basis tax-free to GS
Con- Financial stockholders, and management believes that the Distribution sequences could not be structured on such a basis. Management believes that shares of Common Stock comprising the Distribution and received by GS Financial's stockholders will be taxable to such stockholders upon receipt in accordance with tax law governing dividends and returns
          of  capital.   See  "CERTAIN  FEDERAL  INCOME  TAX CONSEQUENCES."

Trading There is no current public trading market for the shares of Common Stock. Subject to the market sponsorship of a market maker, shares of Common Stock will be traded in the over-the-counter market on the OTC Electronic Bulletin Board.

Transfer  The transfer agent and registrar for the Common Stock is Atlas Stock
Agent &   Transfer Corporation,  with offices at 5899 South State Street, Salt
Registrar Lake City, Utah 84107.


Dividend  The payment and amount of cash dividends on the Common Stock after the
Policy Distribution will be at the discretion of the Company's Board of Directors. The Company has not heretofore paid any dividends, and the Company does not currently anticipate paying any dividends on its Common Stock. The Company's dividend policy will be reviewed by the Company's Board of Directors at such future times as may be appropriate, and payment of dividends will depend upon the Company's financial position, capital requirements and such other factors as the Company's Board of Directors believes relevant.

Use of    The Company will not receive any proceeds from the Common Stock
Proceeds  comprising the Distribution.

Risk      Stockholders  should  carefully  consider the matters  discussed under
Factors the section entitled "RISK FACTORS" in this Prospectus. The Company has only a limited operating history and is subject to all of the inherent risks of a developing business enterprise. The Company has no constant and continual flow of revenues.

                                  RISK FACTORS

         This Prospectus contains statements relating to future results of the Company (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "Litigation Reform Act"). These forward-looking statements reflect the Company's views with respect to future events and financial performance. Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Exchange Act, as promulgated by the Litigation Reform Act, expressly state that the safe harbor for forward-looking statements does not apply to statements made in connection with an initial public offering.

         When used in this Prospectus with respect to the Company the words "estimate," "project," "intend," "expect," "believe," "anticipate," "plan," and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, changes in political and economic conditions, regulatory conditions, integration of acquisitions and competitive pricing pressures, all as detailed from time to time in the filings of the Company and GS Financial made with the Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include those risks, uncertainties and risk factors identified in this Prospectus under the headings "RISK FACTORS," "THE DISTRIBUTION," "CERTAIN FEDERAL INCOME TAX CONSEQUENCES," and "BUSINESS." The Company does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

         In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating the Company before making any investment decisions with respect to the Common Stock to be received in the Distribution. To the extent it relates to the Mexican government or Mexican macroeconomic data, the following information has been extracted from official publications of the Mexican government and has not been independently verified.

LACK OF OPERATIONS; HISTORY OF LOSSES; WORKING CAPITAL DEFICIT; ANTICIPATION OF NEGATIVE CASH FLOW; NO ASSURANCE OF FUTURE PROFITABILITY.

         The Company is engaged in research and development and has not commenced commercial production. For the fiscal year ended December 31, 1997 the Company incurred a net loss of $199,266 As of December 31, 1997, the Company had an accumulated deficit of $378,832 and a working capital deficit of $18,118. The Company anticipates having a negative cash flow from operating activities in future quarters and years. The Company expects to incur further operating losses in future quarters and years and until such time, if ever, as there is a substantial increase in orders for the Company's product and product sales generate sufficient revenue to fund its continuing operations. There can be no assurance that sales of the Company's product will ever generate significant revenue, that the Company will ever generate positive cash flow from its operations or that the Company will attain or thereafter sustain profitability in any future period. See "BUSINESS - SALES AND MARKETING."

MEXICAN GOVERNMENTAL, POLITICAL, ECONOMIC AND SOCIAL FACTORS

         The Company's initial sales efforts will take place in Mexico, and approximately 90% of its revenues in 1998 are expected to result from sales generated within Mexico. Accordingly, the economic environment within Mexico, which is significantly affected by actions taken by the Mexican government, can be expected to have a significant impact on the Company's business, financial condition and results of operations.

         Beginning in December 1994, Mexico experienced an economic crisis characterized by exchange rate instability, high inflation, high domestic interest rates, negative economic growth and reduced consumer purchasing power. The Noon Buying Rate rose from Ps. 3.4662 per U.S. $1.00 on December 19, 1994 to Ps. 5.000 per U.S. $1.00 on December 31, 1994, Ps. 7.7400 per U.S. $1.00 on
December 31, 1995, Ps. 7.8810 per U.S. $1.00 on December 31, 1996 and Ps. 7.8870
per U.S. $1.00 on July 15, 1997. See "RISK FACTORS - Peso Devaluation; Exchange Controls." Mexican Gross Domestic Product declined by 6.2% in 1995, grew by 5.1% during 1996 and grew at an annualized rate of 5.1% in the first quarter of 1997. The annual rate of inflation, as measured by changes in the Mexican National Consumer Price Index (Indice Nacional de Precios al Consumidor or the "INPC"), was 52.0% and 27.7% in 1995 and 1996, respectively, after having been only 7.1% in 1994. For the first quarter of 1997, the non-annualized inflation rate was 5.9%. Concerns over the Mexican economy also led to sharply higher interest rates in 1995 and 1996, both domestically and externally, on Mexican public and private sector debt and to sharply reduced opportunities for refinancing or refunding maturing debt issues (including the Company's indebtedness). Mexican interest rates, which had reached a low of 8.8% per annum for 28-day Cetes (Mexican treasury bills) in February 1994, rose through most of 1994 and increased substantially in 1995, when interest rates on 28-day Cetes averaged 48.3%. Interest rates on 28-day Cetes averaged 31.3% in 1996. On September 30, 1997, the interest rate on 28-day Cetes was 16.65%. In response to the economic situation, the Mexican government entered into an international economic recovery package and announced a series of measures which initially limited and may in the future limit the growth of the Mexican economy.

         These economic conditions substantially reduced the purchasing power of the Mexican population and, as a consequence, may have a material adverse effect on the Company's 1998 financial condition and results of operations. While the Mexican economy has begun to recover, complete recovery has not yet been achieved and may not result, in a significant improvement in consumer purchasing power, which may adversely affect the Company. There can be no assurance that the economic recovery will continue or that the economy will return to the growth levels existing prior to the crisis. There is a risk that any political, economic or social responses to the economic situation, over which the Company has no control (and which could include, among other things, social unrest and labor disruptions), may impair the Company's business, financial condition and results of operations and adversely affect the Company's ability to access credit, refinance its existing indebtedness and finance its growth.

         On July 6, 1997, Mexico held elections for, among other offices, all members of the Mexican Chamber of Deputies, 32 members of the Mexican Chamber of Senators and the mayor of Mexico City. As a result of these elections, for the first time in seven decades, the Partido Revolucionario Institucional will not hold a majority of the seats in the Mexican Chamber of Deputies or the office of mayor of Mexico City. Management cannot predict the impact these elections will have on Mexican economic, regulatory and social policy or the consequences thereof on the business, financial condition and results of operations of the Company.

PESO DEVALUATION; EXCHANGE CONTROLS

         While the Company's sales are expected to be almost entirely denominated in Pesos, the vast majority of its obligations are denominated in U.S. dollars, and the Company is therefore exposed to Peso devaluation risk. The Peso has been subject to substantial devaluation against the U.S. dollar in the past, particularly since December 1994, and may be subject to further significant devaluation in the future. The Company does not currently have in place and does not intend to enter into hedging transactions with respect to this risk. Therefore, further declines in the value of the Peso relative to the U.S. dollar could adversely affect the Company's ability to meet its U.S. dollar-denominated obligations and finance its growth.

         The Mexican economy has experienced balance of payment deficits and shortages in foreign exchange reserves. While the Mexican government does not currently restrict the ability of Mexican or foreign persons or entities to convert Pesos to foreign currencies generally, and U.S. dollars in particular, it has done so in the past and no assurance can be given that the Mexican government will not institute a restrictive exchange control policy in the future. Any such restrictive exchange control policy could prevent or restrict the Company's access to U.S. dollars to meet its U.S. dollar obligations and could also have a material adverse effect on the Company's business, financial condition and results of operations. The impact of any such measures adopted by the Mexican government on the Mexican economy cannot be accurately predicted.

UNCERTAINTY OF PRODUCT ACCEPTANCE; LIMITED NUMBER OF PRODUCTS.

         To date, the Company has received no meaningful revenue from the sale of its product. While the Company believes that its product is commercially viable, developing products for the agricultural marketplaces is inherently difficult and uncertain. There can be no assurance that significant market demand for the Company's product will ever develop. See "BUSINESS - SALES AND MARKETING. Moreover, the Company currently intends to manufacture only one product for the foreseeable future. At the present, the success of the Company depends entirely upon the Company's ability to manufacture, and cause this single product to be sold, all on a profitable basis. This lack of product diversification may make the results of the Company's operations more volatile than they would be if the Company manufactured more than one product.

RELIANCE ON THIRD PARTY AND RELATED PARTY TRANSACTIONS.

         The Company expects that it will entirely depend upon Global to generate sales of the Company's product, and the ability of Global to sell the Company's product is unpredictable. The Company has entered into a exclusive sale and purchase agreement with Global (the "Global Agreement") in this connection. See "BUSINESS SALES AND MARKETING." The Company will have limited control over Global's selling activities. There can be no assurance that Global will be successful in selling the Company's product. If Global's selling efforts are not successful, the Company's business, results of operations and financial condition will be materially adversely affected. Moreover, the Global Agreement was not the result of arms-length negotiations. Accordingly, there can be no assurance that the terms and conditions of this agreement are as favorable to the Company as those that could have been obtained from unaffiliated third parties. There can be no assurance that the sales efforts to be exerted by Global under the Global agreement will be exerted at the level of quality the Company expects, or that such agreement will not be modified in the future. Also, see "BUSINESS - SALES AND MARKETING - Exclusive Sale and Purchase Arrangement."

RISKS OF LIMITED PROTECTION FOR COMPANY'S INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS AND INFRINGEMENT OF THIRD PARTIES' RIGHTS

         The Company regards various features and design aspects of its product as proprietary and relies primarily on a combination of trademark, copyright and trade secret laws and employee and third-party nondisclosure agreements to protect its proprietary rights. The Company has been issued one copyright covering its soil testing software, has applied for a patent covering the blended micronutrient fertilizer product and intends to continue to apply for patents, as appropriate, for its future technologies and product. There are few barriers to entry into the market for the Company's product, and there can be no assurance that any patents applied for by the Company will be granted or that the scope of the Company's patent or any patents granted in the future will be broad enough to protect against the use of similar technologies by the Company's competitors. There can be no assurance, therefore, that any of the Company's competitors, some of whom have far greater resources than the Company, will not independently develop technologies that are substantially equivalent or superior to the Company's technology. Further, the Company intends to distribute its product in a number of foreign countries. The laws of those countries may not protect the Company's proprietary rights to the same extent as the laws of the United States.

         The Company may be involved from time to time in litigation to determine the enforceability, scope and validity of any proprietary rights of the Company or of third parties asserting infringement claims against the Company. Any such litigation could result in substantial costs to the Company and diversion of efforts by the Company's management and technical personnel. See "BUSINESS - PROPRIETARY RIGHTS."

COMPLIANCE WITH GOVERNMENT REGULATION

         The terms of the license granted by the Minister of Agriculture of Mexico, pursuant to which the Company has the right to import and sell its micronutrient fertilizer in Mexico, are subject to government regulation. There can be no assurance that additional licenses to import products similar to or the same as those granted or expected to be granted by the Company will not be granted to potential competitors, or that the value of the Company's licenses will not otherwise be affected by government action.

DEPENDENCE ON KEY PERSONNEL

     For the foreseeable future, the Company will place substantial reliance upon the personal efforts and abilities of M.M. Kalish, a founding shareholder, and his son Robert A. Kalish. The loss of the services of either of these individuals may have a material adverse effect on the business, operations, revenue and business prospects of the Company. The Company maintains key man life insurance on M.M. Kalish in the amonut of $1.0 million, but does not maintain key man life insurance on Robert A. Kalish. Neither of Messrs. Kalish and Kalish devotes full time to the business of the Company. See "MANAGEMENT OF THE COMPANY."

COMPETITION

         To the best of its knowledge, management believes there is no direct competition with the Company's product and services at this time in the blended micronutrient fertilizer market. However, there can be no assurance that the Company will not in the future be required to compete directly with other, larger companies having greater financial, marketing and production capabilities than the Company. See "BUSINESS - COMPETITION."

ABSENCE OF DIVIDENDS

     The Company has not paid any dividends on its Common Stock since its incorporation and anticipates that, for the foreseeable future, working capital and earnings, if any, will be retained for use in the Company's business operations and in the expansion of its business. See "DIVIDEND POLICY" AND "DESCRIPTION OF CAPITAL STOCK."

TRADING OF COMPANY COMMON STOCK; RESTRICTIONS ON RESALE

         The Company will attempt to qualify the Common Stock on the NASD inter-dealer Electronic Bulletin Board. There can be no assurance that the Company will be successful in this attempt. The Common Stock received pursuant to the Distribution will be freely transferable under the Securities Act, except for shares of Common Stock received by any person who may be deemed to be an "affiliate" of the Company within the meaning of Rule 144 promulgated under the Securities Act. Persons who may be deemed to be affiliates of the Company after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with the Company, and may include the directors and executive officers of the Company. Persons who are affiliates of the Company will be permitted to sell their Common Stock received pursuant to the Distribution only pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act. The Registration Statement of which this Prospectus is a part will not cover resales of Common Stock by affiliates of the Company. See "SHARES ELIGIBLE FOR FUTURE SALE."

CONTROL BY EXISTING STOCKHOLDERS

         As of the date hereof, the officers and directors of the Company (and their affiliates) own an aggregate of 8,701,500 shares of Common Stock. Immediately upon completion of the Distribution, the officers and directors of the Company will own or control the voting of 83% of the Company's issued and outstanding voting Common Stock. Moreover, pursuant to the Bylaws, holders of 25% of all outstanding shares of Common Stock entitled to vote shall constitute a quorum and the holders of a majority of such quorum may control the vote. The officers and directors of the Company, as holders of the Company's securities, will therefore have the ability to significantly influence the election of the Board of Directors, to potentially control the outcome of any corporate action requiring less than a majority of the outstanding voting securities entitled to vote, and consequently, to significantly influence the business and affairs of the Company. See "MANAGEMENT OF THE COMPANY," "CERTAIN TRANSACTIONS" AND "PRINCIPAL STOCKHOLDERS."

INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         Certain provisions of the Company's Certificate of Incorporation and By-Laws and certain agreements that the Company has entered into with certain of its directors and officers provide that the Company shall indemnify any director, officer, agent and/or employee as to those liabilities and on those terms and conditions as are specified in the General Corporation Law of Delaware or in such agreements. Further, the Company may purchase and maintain insurance on behalf of any such persons whether or not the Company would have the power to indemnify such person against the liability insured against. The foregoing could result in substantial expenditures by the Company and prevent any recovery from such officers, directors, agents and employees for losses incurred by the Company as a result of their actions. Further, the Commission takes the position that indemnification against liability under the Securities Act is against the public policy as expressed in the Securities Act, and is, therefore, unenforceable.

ANTI-TAKEOVER PROVISIONS

         Certain provisions of Delaware law and the Company's Certificate of Incorporation and By-Laws may have the effect of delaying or preventing a change in control or acquisition of the Company. The Company's Certificate of
Incorporation and By-Laws include provisions for a classified Board of Directors, "blank check" preferred stock (the terms of which may be fixed by the Board of Directors without stockholder approval), a prohibition on stockholder action by written consent in lieu of a meeting, and certain procedural requirements governing stockholder meetings. See "DESCRIPTION OF COMMON STOCK--DEFENSES AGAINST HOSTILE TAKEOVERS."

NO ASSURANCE OF A PUBLIC MARKET AND LIKELIHOOD OF A VOLATILE MARKET.

         There is presently no public market for the Common Stock, and there is no assurance that a public market for such securities will develop after completion of the Distribution, or, if one develops, that it will be sustained. It is likely that any market that develops for the Common Stock, should it develop, will be highly volatile and that the trading volume in such market will be limited.

RISK OF LOW-PRICE ("PENNY") STOCKS

         Management believes that the trading price of the Common Stock is likely to start below $5.00 per share. If the trading price of the Common Stock were to start and remain below $5.00 per share, trading in the Common Stock would be subject to the requirements of certain rules promulgated under the Exchange Act which require additional disclosure by broker-dealers in connection with any trades generally involving any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Common Stock affected, which could severely limit the market liquidity of the Common Stock.

FOR ALL OF THE AFORESAID REASONS AND OTHERS SET FORTH HEREIN, THE SHARES COVERED BY THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. STOCKHOLDERS SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS PROSPECTUS.

                                 USE OF PROCEEDS

         Pursuant to the Distribution, GS Financial will provide consulting services to the Company and receive from the Company 100,000 shares of Common Stock. Such shares of Common Stock will be distributed to GS Financial stockholders as of the Record Date, and no consideration will be paid by such stockholders in the Distribution.
Therefore, there will be no proceeds from the issuance of the Common Stock.

                                THE DISTRIBUTION

         The following information describes certain aspects of the proposed Distribution as well as certain contractual arrangements that will exist between the Company and GS Financial following the completion of the Distribution. The description of the Distribution Agreement contained herein does not purport to be complete and is qualified in their entirety by reference to the form of such agreement which is filed as an exhibit to the registration statement of which this Prospectus is a part. All GS Financial stockholders are urged to read the Distribution Agreement in its entirety.

REASONS FOR THE DISTRIBUTION

         After research into other possible alternatives, the management of the Company determined that the Distribution presented the fastest and least expensive method of accessing the United States public capital markets and providing the most desirable corporate vehicle for conducting its business operations. The criteria applied by the board was to obtain trading status for the shares held by the Company's shareholders and to seek to raise additional capital in order to expand its business operations while utilizing its existing infrastructure, management and knowledge of its industry, at the least cost to shareholders measured in terms of capital expended and dilution. Further, the management of the Company believed that the distribution of shares of Common Stock to the stockholders of GS Financial in the Distribution will provide the basis for the creation of a public market for the Common Stock and that the existence of such a public market will benefit the Company and GS Financial stockholders. No assurance can be given, however, that a market will develop for the Common Stock or, if it develops, that it will be sustained. See "RISK FACTORS - NO ASSURANCE OF A PUBLIC MARKET AND LIKELIHOOD OF A VOLATILE MARKET."

TERMS OF THE DISTRIBUTION AGREEMENT

         The  Distribution  Agreement  provides  that the  Distribution  will be effected by distributing to each holder of GS Financial Common Stock certificates representing one share of Common Stock for each 9/10th of a share of GS Financial Common Stock held by such holder as of the Record Date. See "THE DISTRIBUTION -- Manner of Effecting the Distribution." GS Financial's Board of Directors is causing GS Financial to distribute shares of Common Stock herewith to GS Financial Stockholders as of the Record Date. Fractional shares will not be issued. Any share of Common Stock to be distributed otherwise constituting a fractional share will be rounded up to one whole share of Common Stock.

MANNER OF EFFECTING THE DISTRIBUTION

         GS Financial's transfer agent, Continental Stock Transfer & Trust Company, will act as the Distribution Agent for the Distribution and is delivering certificates for Common Stock with this Prospectus to holders of record of GS Financial Common Stock as of the close of business on the Record Date on the basis of one share of Common Stock for every 9/10th of a share of GS Financial Common Stock held on the Record Date. All shares of Common Stock will be fully paid and nonassessable and the holders thereof will not be entitled to preemptive rights. See "DESCRIPTION OF THE COMPANY CAPITAL STOCK."

         YOU WILL NOT BE REQUIRED TO PAY ANY CASH OR OTHER CONSIDERATION FOR THE SHARES OF COMMON STOCK RECEIVED IN THE DISTRIBUTION NOR WILL YOU NEED TO SURRENDER YOUR GS FINANCIAL COMMON STOCK CERTIFICATES IN ORDER TO RECEIVE SHARES OF COMMON STOCK IN THE DISTRIBUTION. THE DISTRIBUTION AGENT IS SENDING YOU YOUR AGRI STOCK CERTIFICATES WITH THIS PROSPECTUS.


EFFECTS OF DISTRIBUTION

         Immediately following the completion of the Distribution, the Company will be an independent, publicly-owned company, and it is contemplated that the shares of Common Stock will be quoted on the Electronic Bulletin Board under the trading symbol "AGBI." See "RISK FACTORS - Listing of Common Stock; Restrictions on Resale."

LISTING OF COMMON STOCK; RESTRICTIONS ON RESALE

         The Company intends to apply to a member of the National Association of Securities Dealers, Inc. to make a market in the Common Stock and provide a quotation on the NASD inter-dealer Electronic Bulletin Board under the trading symbol "AGBI." The Common Stock received pursuant to the Distribution will be freely transferable under the Securities Act, except for shares of Common Stock received by any person who may be deemed to be an "affiliate" of the Company within the meaning of Rule 144 promulgated under the Securities Act. Persons who may be deemed to be affiliates of the Company after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with the Company, and may include the directors and executive officers of the Company. Persons who are affiliates of the Company will be permitted to sell their Common Stock only pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act. The Registration Statement of which this Prospectus is a part will not cover resales of Common Stock by affiliates of the Company. See "SHARES ELIGIBLE FOR FUTURE SALE."

TREATMENT OF INDEBTEDNESS

         The Distribution Agreement provides that neither GS Financial nor the Company will assume or be responsible for any debts or obligations of the other.

EXPENSES

         In accordance with the terms of the Distribution Agreement, the Company shall bear all expenses incurred in connection with the Distribution, including, without limitation, the preparation, execution and the performance of the Distribution Agreement and the transactions contemplated thereby, and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants. Expenses incurred in printing, mailing and filing (including without limitation, SEC filing fees, fees related to any state securities or "blue sky" laws and listing application fees as to this Prospectus and related Registration Statement) shall be paid by the Company. The Company estimates that the transaction expenses will approximate $33,000.

INDEMNIFICATION AND INSURANCE

         The Distribution Agreement provides that from and after the Distribution Date (as defined therein), GS Financial will indemnify, defend and hold harmless the Company and its subsidiaries, as well as the directors and officers of the Company and the various the Company subsidiaries (collectively, the "the Company Indemnitees") from and against all losses arising out of or relating to (i) any breach, whether before or after the Distribution Date, by GS Financial of any provision of the Distribution Agreement, (ii) any claims arising out of this Prospectus or the Registration Statement pertaining thereto, except to the extent that such claims result from information given by the Company Indemnitees for inclusion in this Prospectus or such Registration Statement, and (iii) liabilities related to the operation of GS Financial.

         The Distribution Agreement also provides that from and after the Distribution Date, the Company will indemnify, defend and hold harmless GS Financial and its subsidiaries, as well as the directors and officers of GS Financial and the various GS Financial subsidiaries from and against all losses arising out of or relating to (i) any breach, whether before or after the Distribution Date, by the Company of any provision of the Distribution Agreement, (ii) any claims arising out of this Prospectus or the Registration Statement pertaining thereto due to information given by the Company Indemnitees for inclusion in this Prospectus or such Registration Statement,and (iii) liabilities related to the operation of the Company.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

GENERAL

         The following summary description of the material federal income tax consequences of the Distribution is based upon the opinion of Sonfield & Sonfield, federal tax counsel for the Company ("Tax Counsel"). This summary is for general informational purposes only and is not intended as a complete description of all of the tax consequences of the Distribution and does not discuss tax consequences under the laws of state or local governments or of any other jurisdiction. The Company has not requested a ruling from the Internal Revenue Service (the "Service") with respect to these matters. Accordingly, no assurance can be given as to the Service's interpretation with respect to these matters. Moreover, the tax treatment of a stockholder may vary depending upon his, her or its particular situation. In this regard, certain stockholders (including (i) insurance companies, tax-exempt organizations, financial institutions or broker-dealers, and persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign trusts or estates as defined for United States federal income tax purposes, and (ii) stockholders that hold shares as part of a position in a "straddle" or as part of a "hedging" or "conversion" transaction for United States federal income tax purposes and stockholders with a "functional currency" other than the United States dollar) may be subject to special rules not discussed below. In addition, this summary applies only to shares which are held as capital assets. The following discussion may not be applicable to a stockholder who acquired his or her shares pursuant to the exercise of stock options or otherwise as compensation. There can be no assurance that there will not be differences of opinion as to the interpretation of applicable law.

         Tax opinions are not binding on the Service or any court. Moreover, the tax opinions are based upon, among other things, certain representations as to factual matters made by GS Financial, which representations if incorrect or incomplete in certain material respects, would jeopardize the conclusions reached in the opinions.

         This information is directed to stockholders who acquire shares in the initial distribution thereof, who are citizens or residents of the United States, including domestic corporations and partnerships, and who hold the shares as "capital assets" within the meaning of Section 1221 of the Code. Taxpayers and preparers of tax returns (including those filed by any partnership or other company) should be aware that under applicable Treasury regulations a provider of advice on specific issues of law is not considered an income tax return preparer unless the advice is (i) given with respect to events that have occurred at the time the advice is rendered and is not given with respect to the consequences of contemplated actions, and (ii) is directly relevant to the determination of an entry on a tax return. Accordingly, taxpayers should consult their own tax advisors and tax return preparers regarding the preparation of any item on a tax return, even where the anticipated tax treatment has been discussed herein.

         THE FOLLOWING DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE WHICH MAY OR MAY NOT BE RETROACTIVE, AND ANY SUCH CHANGES COULD AFFECT THE TAX CONSEQUENCES DESCRIBED HEREIN.
SEE "POSSIBLE FUTURE LEGISLATION" BELOW.

         EACH STOCKHOLDER IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM, HER OR IT OF THE TRANSACTION DESCRIBED HEREIN, INCLUDING, THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND THE POSSIBLE EFFECTS OF CHANGES OF APPLICABLE TAX LAWS.

TAXATION OF STOCK AS A DIVIDEND

         Dividends paid on common stock are subject to tax as ordinary income to the extent of the company's current or accumulated earnings and profits as computed for federal income tax purposes. To the extent that the amount of the dividend paid on the common stock exceeds the company's current and accumulated earnings and profits for federal income tax purposes, such dividend will be treated first as a nontaxable return of capital which will be applied against and reduce the adjusted tax basis of the common stock of the holder. Any amount in excess of the holder's adjusted tax basis would then be taxed as capital gain, and will be long-term capital gain if the holder's holding period for the common stock exceeds one year. For purposes of the remainder of this discussion of federal income tax consequences, the term "dividend" refers to a distribution out of current or accumulated earnings and profits and taxed as ordinary income as described above, unless the context indicates otherwise.

         The 70% (and in some cases, 80%) dividends received deduction may be available with respect to dividends paid by the company to holders which are corporations. However, a corporate holder that disposes of shares within 45 days of their date of acquisition cannot claim the dividends received deduction for dividends on such shares. (These time periods are extended for periods during which the taxpayer's risk of loss with respect to such shares is diminished, for example, by an offsetting position.) In addition, under section 246A of the Code, if a corporation incurs indebtedness for the purpose of making or carrying a portfolio stock investment (which would include the common stock), the 70% (or in some cases, 80%) deduction for dividends received will generally be disallowed with respect to the dividends on that portion of such stock which was acquired or carried by means of such indebtedness

         Section 1059 of the Code imposes a special basis reduction rule that requires a corporate shareholder to reduce its basis (but not below zero) for stock owned by it to the extent of the nontaxed portion of any extraordinary dividend if as of the earliest of the date on which the corporation declares, announces or agrees to the amount or payment of such dividend the corporate shareholder has not held such stock for more than two years. Generally, the nontaxed portion of an extraordinary dividend is the amount excluded from income under section 243 of the Code (relating to the deduction for dividends received by corporations). An extraordinary dividend is generally defined as a dividend equaling or exceeding a prescribed threshold percentage (5% for bonds and 10% for common stock) of the corporate shareholder's adjusted basis in such stock. Under certain circumstances the corporate shareholder may elect to use fair market value rather than adjusted basis in computing the threshold percentage for determining whether an extraordinary dividend has been received. In addition, a corporate shareholder shall recognize, in the year such stock is sold or otherwise disposed of, as gain from the sale or exchange of stock, an amount equal to the aggregate nontaxed portions of any extraordinary dividends with respect to such stock which did not reduce the basis of such stock by reason of the limitation on reducing basis below zero

TAXPAYER RELIEF ACT

         The Taxpayer Relief Act of 1997 ("TRA 1997") was signed into law on August 5, 1997. TRA 1997 contains certain restrictions involving a distribution or "spin off" to stockholders of portions of a business enterprise, accompanied by a merger or acquisition of a specific unit of the business enterprise involving a third party acquiror. The Distribution is not affected by the restrictions imposed by TRA 1997.

BACKUP WITHHOLDING

         United States information reporting requirements and backup withholding at the rate of 31% may apply with respect to dividends paid on, and proceeds from the taxable sale, exchange or other disposition of GS Financial Common Stock, unless the stockholder (i) is a corporation or comes within certain other exempt categories, and, when required, demonstrates these facts, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A stockholder who does not supply GS Financial with his, her or its correct taxpayer identification number may be subject to penalties imposed by the Service. Any amount withheld under these rules will be refunded or credited against the stockholder's federal income tax liability. Stockholders should consult their tax advisers as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. If information reporting requirements apply to a stockholder, the amount of dividends paid with respect to such shares will be reported annually to the Service and to such stockholder.

         These back-up withholding tax and information reporting rules currently are under review by the United States Treasury Department and proposed Treasury Regulations issued on April 15, 1996 would modify certain of such rules generally with respect to payments made after December 31, 1997. Accordingly, the application of such rules may be changed.





                                    BUSINESS

OVERVIEW

         Agri Bio-Sciences, Inc. (the "Company") was formed on May 30, 1995 as a Texas corporation under the name "Agri Environmental Sciences, Inc." The Company changed its corporate name to its current name about October 1997. On December 22, 1997, the Company was reincorporated as a Delaware corporation by means of a migratory merger. The Company is in a developmental stage and has not yet commenced full-scale sales, marketing and production activities.

         The Company has developed a fertilizer known as "Micro Min." Micro Min is produced by blending micronutrients (such as zinc, manganese, iron, copper, cobalt, molybdenum and boron) with montmorillonite (an agricultural clay) so as to electrochemically bond the micronutrients to the montmorillonite to produce a blended fertilizer. The resulting fertilizer allows the bond between the micronutrients and the montmorillonite to be dissolved during a time when the micronutrients are most required by plants. As a blended fertilizer comprised completely of micronutrients and an inert material, Micro Min is believed to be unique to the world market.

         Micro Min has been in the process of development and refinement for over the past 25 years by the Company and a couple of predecessor companies. The rights to Micro Min, and the Company's plant and certain of its equipment, were acquired by a stockholder of the Company in 1995 from Anvil Mineral Mining Corporation ("AMMC"), which was then in a liquidation bankruptcy proceeding. The acquired items were subsequently contributed to the Company. Management believes AMMC failed due to internal problems of its shareholders rather than the merits of Micro Min. AMMC had acquired the rights to Micro Min in the early 1980's from Mack Ravenhorst, who developed Micro Min and had tried for a number of year to exploit it commercially without any meaningful success. Part of the delay in the full-scale exploitation of Micro Min has resulted from the extended period of time it takes to qualify a product in a particular foreign country and to develop the marketing relationships necessary to sell a product in that country. After an extended period of time and a concerted effort, the Company has qualified Micro Min in Mexico, Columbia and Spain, and believes that it now has the necessary marketing relationships to exploit Micro Min on a full-scale basis.

         The Company has decided not to sell and market Micro Min itself. This decision was based on the Company's desire not to bear the risk that selling expenses might offset a large portion of (or in fact exceed) revenues from sales and the related risks resulting from possible exchange rate fluctuations that may result from sales in a foreign country for foreign currencies. Instead, the Company will concentrate solely on the manufacture of Micro Min. The Company has decided to engage another company to sell Micro Min and thus bear the risk of selling and any risks resulting from possible exchange rate fluctuations. Therefore, the Company has entered into a exclusive sale and purchase agreement (the "Global Agreement") with Global Farm Sciences, Inc., a corporation affiliated with the Company ("Global"), to market Micro Min in certain geographical areas of the world. See "BUSINESS - SALES AND MARKETING."

         The initial target market for Micro Min will be the country of Mexico. Secondary target markets are expected to include Central and South America and the Middle East. Mexico was selected as the initial target market due to the extensive agricultural needs of the country and the fairly extensive contacts that management has had with the country over the years.

         In connection with the registration of the 100,000 shares of Common Stock covered by this Prospectus, GS Financial is distributing to its stockholders such 100,000 shares of Common Stock on the basis of one share of Common Stock for each 9/10th of a share of common stock of GS Financial issued and outstanding on the Record Date. This Distribution is being undertaken so that the Company will henceforth be an independent publicly traded corporation. While the Company's public company status is expected to benefit the Company in the future for a variety of reasons (such as providing greater ease in raising capital), the Distribution and such status is not expected to have any immediate effect on the business of the Company.

THE PRODUCT

         Micro Min is a formula of micronutrients blended with montmorillonite (an agricultural clay). The blending process electrochemically bonds the micronutrients to the montmorillonite. The bond between the micronutrients and the montmorillonite is dissolved during times when the micronutrients are most required by plant life. Management believes that the time-released characteristic of Micro Min gives it an inherent advantage over other forms of micronutrients fertilizers, which could be toxic to crops if excess quantities were applied directly to them. Over the years, Micro Min has been developed in an increasingly more concentrated form. Management believes that Micro Min is the only blended fertilizer composed of micronutrient and an inert material on the world market today. However, Micro Min is not now being produced, nor has it ever been sold, in commercial quantities.

         Micro Min is expected to be packaged in 10 kilogram bags, placed on pallets and stretch wrapped and then placed in inventory at the Company's plant site. See "BUSINESS - MANUFACTURING FACILITY." Once produced, Micro Min can be moved in containerized shipments of 19 metric tons each or placed in railroad freight cars containing 50 metric tons each, depending on where the product is to be shipped.

         Since the early 1980's, with the assistance of various governmental agencies in Mexico, many test plots involving Micro Min were started in and around the state of Tlaxcala, Mexico. All of these plots were organized and supervised by state agronomists using their normal application of fertilizers and adding Micro Min in certain predetermined areas. The results of this testing seemed to indicate the following:

         (1)      Farmers experienced between 10% and 15% more crop production;

         (2) Crops contained higher protein averages than without Micro Min;

         (3) Second season lab reports seem to indicate that farmers achieved healthier and more manageable soils requiring less fertilization each succeeding growing period; and

         (4) The resulting increase in crop production and the savings on macronutrients more then offset the costs of the Micro Min.

Despite the testing described above, the Company has spent only a minimal amount on research and development over the past two years.

         Because of the effectiveness of Micro Min, the Minister of Agriculture of Mexico awarded to the Company the only existing license to import and sell micronutrient fertilizer in every state of Mexico. Micro Min has also been endorsed by the chief of all laboratories operated by the Minister of Agriculture. After receiving the Company's product license from Mexico, the Company proceeded with similar field tests in Colombia and Spain. During these tests, Micro Min proved to be a successful fertilizer for their area soils. After the conclusion of these field tests, product licenses were issued by both of these countries for the importation of Micro Min.

         The Company has produced and holds in its inventory 250 metric tons of Micro Min product. Of this inventory, 128 metric tons are now held at the Company's plant site and 122 metric tons are being held in Mexico for the commencement of the Company's full-scale sales and marketing efforts.

MANUFACTURING FACILITY

         The Company owns a plant facility situated on a seven-acre tract of land located on Dicky Ware Street, in downtown Bay Springs, Mississippi. The plant is not now being operated on an on-going commercial basis. However, the Company intends to activate on-going commercial production in the immediate future, and the Company does not now foresee any problem in doing so.

         The plant facility consists of a metal building containing about 15,000 square feet under roof. The roof of this building was recently renovated. During this renovation, the Company removed a 5,000 square foot section of the covered area of the plant during August 1997 and inserted a completely new metal building directly inside the present structure, thereby fortifying the complete plant facility. The roof of the plant was also repaired in those areas that required attention. The equipment in the plant consists primarily of a 40'x8' dryer for the montmorillonite, a blender and a bagging machine. All equipment in the plant is in good repair and completely ready for production of the Company's micronutrient product Micro Min. The plant has a 75 foot railroad spur and truck loading capabilities for 20 metric ton containers. The rail spur allows product to be moved by rail to any United States port for containerized or palletized shipment by sea to any foreign port.

         During testing and operating with a three man team, the plant proved capable of manufacturing 20 metric tons of Micro Min during an eight-hour shift. If needed, the plant could have two eight-hour shifts per day manufacturing product and one eight-hour shift devoted solely to building and equipment maintenance. Management anticipates that the plant could operate 22 days per month, 12 months per year. With three shifts working for the foregoing periods of time, the plant could produce 10,560 metric tons annually. The Company expects to install a California Pellet Mill pelletizer into the plant facility if Global reaches its sales projections in 1999. Such pelletizers are able to produce 20 metric tons of pelletized product per hour which will provide the plant with the expected product manufacturing capability of 84,480 metric tons annually, based on the Company's assumptions regarding its levels of operations.

         Under the terms of the Global Agreement, Global will purchase a metric ton of Micro Min at a price of $620.00 (FOB). Management believes that the direct cost of producing a metric ton of Micro Min will be approximately $315, thus yielding upon sale a direct profit of approximately $305 per metric ton. Pursuant to the Global Agreement, Global must purchase at least 2,000 metric tons of Micro Min in 1999 and 2000 and 3,000 metric tons of Micro Min in each of the succeeding years. Management actually expects that purchases under the Global Agreement will exceed the minimum required purchases, but there can be no assurance in this regard. The Global Agreement was intended to free the Company of any and all cost factors originating outside its plant facility in Bay Springs, Mississippi. All costs incurred in all sales efforts by Global will be paid by Global. Moreover, all freight charges to anywhere in the product sales territory assigned to Global will be strictly Global's responsibility. In addition, all sales personnel and their expenses will likewise be paid by Global. While the Global Agreement was structured to ensure that the Company would realize a profit from the Global Agreement, Global is a thinly capitalized corporation, and there can be no assurance that the Company could meaningfully enforce the Global Agreement against Global.

SALES AND MARKETING

Overview

         The Company's initial sales and marketing plan focused on the establishment of relationships with critical governmental and quasi--governmental agencies in the Company's target markets. The Company intended to demonstrate to these agencies the effectiveness of Micro Min and the benefits that farmers would realize by its use and application. In this connection, the Company intended to establish a network of laboratories to provide soil, plant and water testing and recommendations to farmers. Because it was believed that the farmers of the third world have generally not applied micronutrients to their fields, the Company expected to find deficiencies with regard to micronutrients in the soils that were tested. The Company could then recommend (with the expected endorsement of a governmental or quasi--governmental agency) that the farmers use Micro Min to remedy these deficiencies. After careful consideration, the Company decided not to pursue sales and marketing in the United States initially due to the costs believed necessary to penetrate the United States market adequately.

         In connection with its initial sales and marketing plan, the Company developed plans and specifications for computerized soil, plant and water analysis laboratories, one of which was actually installed in the Dominican Republic. The Company's laboratory designs range from that of a very computerized emission spectrophotometry laboratory down to a portable field kit of the quality a soil chemist would require. All designs, however, would offer the farmer, cattleman, technician and cooperative, a professional analytic service programmed to deliver analytic reports with fertilizer recommendations, methods of application and commentaries, all in common sense Kilogram/acre terms. These laboratories were specifically designed for mass sample analysis using the most advanced technology available. To complete the laboratory packages, the Company wrote complete testing protocols to be used by every instrument in these laboratories.

         The Company also developed a proprietary computer software program for use in the laboratories. This software has the capability of rendering final and definitive reports on soil, water, and plants from samples submitted for testing. The Company's laboratories would be capable of analyzing soil, plant and water samples and immediately transmitting raw data to an on-line computer, which mathematically extrapolates the data and scans the computer's programmed memory for an exact fertilizer recommendation. Within days, the programmed computer is able to provide farmers written reports containing the complete results of the analyses of their samples and a complete fertilizer recommendation. To offer further assistance to the farmers, the computer is programmed with the latest technical data concerning local soils, rainfall, and temperatures. The information obtained during the testing is also retained in the computer's on-line data base to be compared, managed, and accessed over and over again for further use by authorized entities, and for comparison in the retesting by farmers of these same soils at any later date. Also, the data base will retain the name, address and any other pertinent data on each farmer registered at a laboratory. This will enable sales efforts to plot continuous sales strategies in any given farming community.

         Because of an agreement that the Company has reached in principle with Intertek Testing Services, a laboratory testing company ("ITS"), the Company does not now intend to pursue its laboratory programs. See "BUSINESS -- SALES
AND MARKETING - Intertek Testing Services." However, as discussed below, the Company will license its software to ITS. In addition, the Company will no longer focus on the establishment of relationships with critical governmental and quasi--governmental agencies in its target markets. Instead, the Company has entered into an exclusive sale and purchase agreement with Global Farm Sciences, Inc., which will act as the exclusive purchaser and reseller of the Company's product.

Exclusive Sale and Purchase Arrangement

         Global Farm Sciences, Inc., a Texas corporation ("Global"), was formed in December 1997 by Lester H. Stephens, M. Manny Kalish and Patrick N. Morgan (founders and board members of the Company) for the purpose of selling the Company's product to foreign entities. On August 27, 1998, the Company signed a five-year exclusive product sales agreement with Global. This Agreement requires Global to purchase 2,000 metric tons of Micro Min during the year 1999 and 2000 and thereafter purchase 3,000 metric tons of Micro Min during each succeeding year. Global must pay $620.00 per metric ton in United States dollars, FOB the Company's plant facility in Bay Springs, Mississippi. Global must remit 50% of the purchase price with each purchase order for Micro Min forwarded to the Company. (This initial amount provides the Company with adequate funds to produce one metric ton of product and thereby provides the Company with the necessary funds to keep the plant in operation). Thereafter, Global must remit the remaining 50% payment of its purchase order to the Company within ninety 90 days of their receipt of the product FOB the plant. The Global agreement may be terminated prior to its five-year term upon the occurrence of certain customary termination events, such as breach of contract or bankruptcy. For the foreseeable future, Global intends to rely on its relationship with The National College of Agricultural Engineers for purposes of generating sales of Micro Min.

The National College of Agricultural Engineers

         The National College of Agricultural Engineers (the "College") is an association of graduates of various agricultural colleges mandated by Article 3 of the Constitution of Mexico. The College is charged with the formation of programs that will benefit the farmers of Mexico. Each of Mexico's 32 states also has a College of Agricultural Engineers organization, and these state colleges are also recognized by the federal government. The primary purpose of these state Colleges is to assist farmers in the various states with the operation of their farms. Each of the state colleges has 10 branch office, each having approximately 50 salespersons for a total of approximately 16,000 salespersons throughout the entire college system.

         On July 28, 1998, Ing. Sergio Samaniego, president-elect of the College, met in Mexico City with the presidents of the 32 state colleges. The Company's proposed program of laboratory testing and fertilization was brought to the floor by Samaniego and explained in great detail. Many of the engineers present know of Global's operation in Mexico and of the Company's computer software advantage. Samaniego presented the Company's proposed program as a program that each of the state colleges could embrace for the years 1998-1999. Samaniego brought the matter to the floor for a vote and the project was accepted unanimously as a "body of work" for all 32 state colleges and the national College. It was decided that the national College would manage the program and work directly with each president of each state college. Samaniego also volunteered to start with an eight-state area at the outset and expand to include every state in Mexico in soil, water and plant testing for farmers. The state colleges at all levels would sell the farmers whatever fertilizers they would require under this program. Samaniego informed Global that he intends to work with the farmers in the eight-state initial sales target area and to use farm credits extended to the farmer by the Mexico federal government to finance purchases by them of Micro Min and other fertilizers and farm implements. The College intends to invite the farmers in the initial targeted eight-state targeted sales area to use their farm credits for such purchases.

         The Company has not entered into any legally binding, definitive agreement with the College regarding their relationship, although it is currently negotiating with the College in an attempt to do so.

Intertek Testing Services

         On August 31, 1998, the Company reached an agreement in principle with Intertek Testing Services ("ITS") whereby (for nominal consideration) the Company will license to ITS the Company's computer software programs and testing protocols for 102 different crops. ITS has 14 laboratories located in various states of Mexico and numerous laboratories in 102 countries worldwide. ITS is highly recognized as one of the leaders in the world of third party inspectors. ITS has all instruments and personnel necessary to do soil, water and plant testing in conjunction with the Company's computer software and testing protocols. As discussed above, the Company expects that the soils of Mexican and other third world farmers will generally be deficient in micronutrients. Because the Company has the only blended micronutrient fertilizer on the world market, the Company expects that it will greatly benefit from fertilizer recommendations made as a result of ITS's soil, plant and water testing. Because of its agreement in principle with ITS, the Company does not now intend to pursue its previously planned laboratory programs. The Company has not entered into any legally binding, definitive agreement with ITS regarding their relationship, although it is currently negotiating with ITS in an attempt to do so.

PROPRIETARY RIGHTS

         The Company regards various features and design aspects of its product as proprietary and relies primarily on a combination of trademark, copyright and trade secret laws and employee and third-party nondisclosure agreements to protect its proprietary rights. The Company has been issued one copyright covering its soil testing software, has applied for a patent covering the blended micronutrient fertilizer product and intends to continue to apply for patents, as appropriate, for its future technologies and products. There are few barriers to entry into the market for the Company's product, and there can be no assurance that any patents applied for by the Company will be granted or that the scope of the Company's patent or any patents granted in the future will be broad enough to protect against the use of similar technologies by the Company's competitors. There can be no assurance, therefore, that any of the Company's competitors, some of whom have far greater resources than the Company, will not independently develop technologies that are substantially equivalent or superior to the Company's technology. Further, the Company intends to distribute its product in a number of foreign countries. The laws of those countries may not protect the Company's proprietary rights to the same extent as the laws of the United States.

         The Company may be involved from time to time in litigation to determine the enforceability, scope and validity of any proprietary rights of the Company or of third parties asserting infringement claims against the Company. Any such litigation could result in substantial costs to the Company and diversion of efforts by the Company's management and technical personnel. See "RISK FACTORS - Risks of Limited Protection for Company's Intellectual Property and Proprietary Rights and Infringement of Third Parties' Rights."

COMPETITION

         Management believes there are no other commercial blended micronutrient fertilizers available in the market place. Therefor, management believes there is no direct competition as of the date of this Prospectus. However, there can be no assurance that the Company will not in the future be required to compete directly with other, larger companies having greater financial, marketing and production capabilities. The Company does not regard other fertilizer companies as direct (or even indirect) competitors because the products offered by them are in addition to (rather than in lieu of) the product offered by the Company.

EMPLOYEES

         As of the date of this Prospectus, the Company has only one full time employees who serves as the manager of the Company's plant. All other business and corporate functions are performed by the officers and directors without compensation.


LEGAL PROCEEDINGS

         The Company is not a party to any litigation and no provision has been reflected in the Company's financial statements for any litigation.

                                PLAN OF OPERATION

         The Company currently remains in a developmental stage. It has not yet commenced full-scale sales, marketing or production activities, has not generated any revenue from operations and will not generate revenue from operations until it commences sales of its product. There can be no assurance that the Company will be able to generate meaningful revenue or achieve profitable operations. The following is a summary of the Company's plan of operation over the next 12 months.

         Global Farm Sciences, Inc., the affiliate responsible for selling the Company's product, has established a relationship with the Mexican National College of Agricultural Engineers (the "College"). The College is an association of graduates of various agricultural colleges mandated by Article 3 of the Constitution of Mexico. Each of Mexico's 32 states also has a College of Agricultural Engineers organization. Each of the state colleges has 10 branch office, each having approximately 50 salespersons for a total of approximately 16,000 salespersons throughout the entire College. Top officials with the College have adopted the Company's proposed program of laboratory testing and fertilization as their national program for the period 1998-1999. This program would include (among other things) laboratory testing provided by Intertek Testing Services ("ITS") and the recommendation to farmers of the use of Micro Min. Global and the College are currently negotiating a definitive agreement regarding their relationship, and Global and ITS are also currently negotiating a definitive agreement regarding their relationship. One of the Company's primary goals in the immediate future is to complete these definitive agreements. There can be no assurance that definitive agreements will be entered into or that the relationships between Global and the College, and Global and ITS, will continue. If these relationships fail to continue, the Company intends to resume its original sales and marketing plan described above. See "BUSINESS SALES AND MARKETING - Overview."

         Global and the College are currently planning to host near the end of October 1998 or the beginning of November 1998 an open-house for the presidents of the College's 32 state colleges, the offices of the Secretary of Agricultural of Mexico, and agricultural technical experts to the embassies located in Mexico of a number of Central and South American countries. The open-house is intended to educate the invitees as to the College's program involving (among other things) laboratory testing provided by ITS, the benefits of the use of Micro Min, and other ways to increase agricultural production. The open-house is being held in connection with the commencement of a sales program to be conducted by the salesmen of the College in an eight Mexican state area. This sales program is expected to produce the first meaningful sales of the Company's product. Global and the College expect that the sales program will be broaden to include additional Mexican states during or about February or March 1999, inasmuch as officials from other Mexican states are already indicating a desire to participate in the College's national program. Sales efforts are expected to extend eventually to all Mexican states.

         The Company will have little participation in the sales program, except that the Company intends to establish its own incentive program for the College's salespersons to motivate them to work hard to sell the Company's product. The Company intends for the College's program to be the primary, if not exclusive, means to market the Company's product over the next 12 months.

         The Company does not believe that it will need any financings over the next 12 months. Management believes that the Company will be able to finance its operations through its receipt of downpayments in the amount of 50% of the purchase price of each purchase order. Such downpayments are expected to cover all direct costs of producing the related product. The Company has only minimal overhead, which has thus far been financed through amounts advanced by M. Manny Kalish, a director of the Company. Mr. Kalish has indicated that he intends to continue to provide limited financing of overhead, but he is under no legal obligation to do so and may cease at any time.

         Moreover, the Company does not intend to conduct any further research and development over the next 12 months. However, if Global meets its sales expectations, the Company expects to add (during the next 12 months) a California Pellet Mill pelletizer and 10 additional employees to meet the demand for additional production.

                                 DIVIDEND POLICY

         The Company has never paid dividends on the Common Stock and it does not anticipate that it will pay dividends or alter its dividend policy in the foreseeable future. The payment of dividends by the Company on the Common Stock will depend on its earnings and financial condition, and such other factors as the Board of Directors may consider relevant.

                            MANAGEMENT OF THE COMPANY

EXECUTIVE OFFICERS AND DIRECTORS

         Set forth below are the identities of the directors, executive officers and significant employees of the Company and a brief account of their business experience, especially during the last 5 years, including their principal occupations and employment during that period and the names and principal businesses of any corporations or organizations in which such occupations and employment was carried on. All offices with the Company have been held since December 1997 and expire in December 1998.

NAME                                        TITLE                                                AGE

Leslie L. Lemak, M.D.                       Chairman of the Board of Directors                 80
Lester H. Stephens                          President and Director                             71
Anthony A. Mierzwa                          Director                                           85
Patrick N. Morgan                           Secretary, Treasurer and Director                  80
M. Manny Kalish                             Director                                           70
Vernon L. Medlin, M.D.                      Director                                           66
Robert A. Kalish                            Vice President                                     49

         Leslie L. Lemak, M.D. has been a practicing physician in the state of Texas for more than twenty years and is now retired.

         Lester H. Stephens is retired from EXXON where he served as an executive Geophysicist for 35 years. After retiring, Mr. Stephens accepted a professorship of Geophysics at the University of South Carolina. Mr. Stephens has taken charge of this corporation's plant facility in Bay Springs,
Mississippi, and literally transformed it into an assembling line type of production facility prepared to meet the most demanding amount of product scheduling.

         Anthony A. Mierzwa is retired from a 40 year career as a real estate developer in the Houston area.

         Patrick N. Morgan has been a real estate developer in the Houston area for the past 50 years. Mr. Morgan was responsible for the land development of the Champion's area of Houston and was personally involved in the development of the Champion's Golf Course and club house. Mr. Morgan is semi retired today but spends time as the secretary of the Champion's Golf Club, Houston, Texas, as well as a member of the board of the corporation.

         M. Manny Kalish has spent the past ten years developing this the Company's unique agricultural program for the Mexican, Colombian and Egyptian market place. It was this research and development that Robert A. Kalish successfully used as the platform to develop a very unique software program for the proprietary soil, water and plant testing laboratory. Robert has installed one of these unique laboratories in the Dominican Republic under the sponsorship of the USDA; and has recently installed a laboratory in the state of Tlaxcala (Mexico) under the sponsorship of the University of Tlaxcala, the secretary of agriculture of the state, and this corporation.

         Vernon L. Medlin, M.D. practices radiology in Corpus Christi, Texas

         Robert Alexander Kalish has been a Technical Consultant, Secretaria de Fornento Agropecuario, Tlaxcala, Tlaxcala, Mexico since 1996 and Technical
Director,  Laboratory,  Department  of  AgroBiology,   University  of  Tlaxcala,
Tlaxcala, Mexico since 1995. From 1993 to 1995 Mr. Kalish was Director, Agricultural/Environmental Laboratory; Director, Asgrow national seed production program; Medco Egypt Co., Cairo, Egypt. From 1991 through 1993 Mr. Kalish was Chief of Party, USAID National Agricultural-Environmental Laboratory Installation Project #517-0189-03G, Santo Domingo, Dominican Republic and Instructor, Agrophysics, School of Soil Sciences, Department of Agronomy, Cairo University, Cairo, Egypt from 1989 to 1990. From 1990 on he has been VP Agri Technologies, Inc (Research & Development) and from 1986 through 1988 Mr. Kalish was Director of Analytic Services, Anvil Micronutrients Corp., Houston, Texas. From 1980 through 1983 he served as Director of Analytic Services, Anvil Mineral Mining Corporation, Bay Springs, Mississippi (Mexican Gov't agricultural-environmental laboratory installation project) and from 1973 to 1978 he was Asst. Technical Director, Anvil Mineral Mining Corporation, Bay Springs, Mississippi. In 1972 Mr. Kalish served as Instructor, Mathematical Logic, San Francisco State University, San Francisco, California and from 1971 to 1972 he was Director, Logic Laboratory, San Francisco State University, San Francisco, California.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

         The officers and directors of the Company are receiving no compensation for their services for the Company. No compensation is proposed to be paid to any officer or director of the Company prior to the commencement of operations. After the commencement of operations, the present officers and directors shall continue as officers and directors of the Company. There are no present plans, arrangements, or understandings concerning any change in compensation for any of the officers or directors.

STOCK INCENTIVE PLAN

         The Board of Directors of the Company has approved and adopted by written consent, the Agri Bio-Sciences, Inc. Stock Incentive Plan (the "Stock Incentive Plan"). The purpose of the Stock Incentive Plan is to provide deferred stock incentives to certain key employees and directors of the Company who contribute significantly to the long-term performance and growth of the Company. The following description of the Stock Incentive Plan is qualified by the Stock Incentive Plan itself.

         General Provisions of the Stock Incentive Plan. The Stock Incentive Plan will be administered by the Board of Directors or a committee of the Board of Directors duly authorized and given authority by the Board of Directors to administer the Stock Incentive Plan (the Board of Directors or such designated Committee as administrator of the Stock Incentive Plan shall be hereinafter referred to as the "Board"). The Board will have exclusive authority to administer the Stock Incentive Plan including without limitation, to select the employees to be granted awards under the Stock Incentive Plan, to determine the type, size and terms of the awards to be made, to determine the time when awards will be granted, and to prescribe the form of instruments evidencing awards made under the Stock Incentive Plan. The Board will be authorized to establish, amend and rescind any rules and regulations relating to the Stock Incentive Plan as may be necessary for efficient administration of the Stock Incentive Plan. Any Board action will require a majority vote of the members of the Board.

         Three types of awards are available under the Stock Incentive Plan: (i) nonqualified stock options or incentive stock, (ii) stock appreciation rights, and (iii) restricted stock. An aggregate of 2,500,000 shares of Common Stock may be issued pursuant to the Stock Incentive Plan, subject to adjustment to prevent dilution due to merger, consolidation, stock split or other recapitalization of the Company.

         The Stock Incentive Plan will not affect the right or power of the Company or its stockholders to make or authorize any major corporate transaction such as a merger, dissolution or sale of assets. If the Company is dissolved, liquidated or merged out of existence, each participant will be entitled to a benefit as though he became fully vested in all previous awards to him immediately prior to or concurrently with such dissolution, liquidation or merger. The Board may provide that an option or stock appreciation right will be fully exercisable, or that a share of restricted stock will be free of such restriction upon a change in control of the Company.

         The Stock Incentive Plan may be amended at any time and from time to time by the Board of Directors but no amendment which increases the aggregate number of shares of Common Stock that may be issued pursuant to the Stock Incentive Plan will be effective unless it is approved by the stockholders of the Company. The Stock Incentive Plan will terminate upon the earlier of the adoption of a resolution by the Board of Directors terminating the Stock Incentive Plan, or ten years from the date of the Stock Incentive Plan's approval by the Board of Directors December 1, 1997.

         Stock Options and Stock Appreciation Rights. Stock Options and Stock Appreciation Rights Stock options are rights to purchase shares of Common Stock. Stock appreciation rights are rights to receive, without payment to the Company, cash and/or shares of Common Stock in lieu of the purchase of shares of Common Stock under the stock option to which the stock appreciation right is attached. The Board may grant stock options in its discretion under the Stock Incentive Plan. The option price shall be determined by the Board at the time the option is granted and shall not be less than the par value of such shares.

         The Board will determine the number of shares of Common Stock to be subject to any option awarded. The option will not be transferable by the recipient except by the laws of descent and distribution. The option period and date of exercise will be determined by the Board and may not exceed ten years. The option of any person who dies may be exercised by his executors, administrators, heirs or distributors if done so within one year after the date of that person's death with respect to any Common Stock as to which the decedent could have exercised the option at the time of this death. Upon exercise of an option, the participant may pay for Common Stock so acquired in cash, with Common Stock (the value of which will be the fair market value at the date of exercise), in a combination of both cash and Common Stock, or, in the discretion of the Board, by promissory note. For purposes of determining the amount, if any, of the purchase price satisfied by payment with Common Stock, fair market value is the mean between the highest and lowest sales price per share of Common Stock on a given day on the principal exchange upon which the stock trades or some other quotation source designated by the Board.

         The Board may, in its discretion, attach a stock appreciation right to an option awarded under the Stock Incentive Plan. A stock appreciation right is exercisable only to the extent that the option to which it is attached is exercisable. A stock appreciation right entitles the optionee to receive a payment equal to the appreciated value of each share of Common Stock under option in lieu of exercising the option to which the right is attached. The appreciated value is the amount by which the fair market value of a share of Common Stock exceeds the option exercise price for that share of Common Stock. A holder of a stock appreciation right may receive cash, Common Stock or a combination of both upon surrendering to the Company the unexercised option to which the stock appreciation right is attached. The Company must elect its method of payment within fifteen business days after the receipt of written notice of an intention to exercise the stock appreciation right.

         Any person granted an incentive stock option under the Stock Incentive Plan who makes a disposition, within the meaning of 425(c) of the Internal Revenue Code of 1986, as amended ("Code"), and the regulations promulgated thereunder, of any shares of Common Stock issued to him pursuant to his exercise of an option within two years from the date of the granting of such option or within one year after the date any shares are transferred to him pursuant to the exercise of the incentive stock option must within ten days of the disposition notify the Company and immediately deliver to the Company any amount of federal income tax withholding required by law.

         A person to whom a stock option or stock appreciation right is awarded will have no rights as a stockholder with respect to any shares of Common Stock issuable pursuant to the stock option or stock appreciation rights until actual issuance of a stock certificate for Common Stock.

         Restricted Stock. The Board may in its discretion award Common Stock that is subject to certain restrictions on transferability. This restricted stock issued pursuant to the Stock Incentive Plan may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by the laws of descent and distribution, for a period of time as determined by the Board, from the date on which the award is granted. The Company will have the option to repurchase the shares of restricted Common Stock at such price as the Board shall have fixed, in its sole discretion, when the award was made, which option will be exercisable at such times and upon the occurrence of such events as the Board shall establish when the restricted stock award is granted. The Company may also exercise its option to repurchase the restricted Common Stock if prior to the expiration of the restricted period, the participant has not paid to the Company amounts required to be withhold pursuant to federal, state or local income tax laws. Certificates for restricted stock will bear an appropriate legend referring to the restrictions. A holder of restricted stock may exercise all rights of ownership incident to such stock including the right to vote and receive dividends, subject to any limitations the Board may impose.

         Tax Information. A recipient of an incentive stock option or a non-qualified stock option will not recognize income at the time of the grant of the option. On the exercise of a non-qualified stock option, the amount by which the fair market value of Common Stock on the date of exercise exceeds the option price will generally be taxable to the holder as ordinary income, and will be deductible for tax purposes by the Company. The disposition of Common Stock acquired upon exercise of a non-qualified option will ordinarily result in capital gain or loss. In the case of officers who are subject to the restrictions of Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the date for measuring the amount of ordinary income to be recognized upon the exercise of a non-qualified stock option will generally be six months after exercise rather than the date of exercise.

         On the exercise of an option that qualifies as an "incentive stock option" within the meaning of the Code, the holder will not recognize any income and the Company will not be entitled to a deduction for tax purposes. However, the difference between the exercise price and the fair market value of Common Stock received on the date of the exercise will be treated as an "item of tax preference" to the holder that may be subject to the alternative minimum tax. The disposition of Common Stock acquired upon exercise of an incentive stock option will ordinarily result in capital gain or loss, however if the holder disposes of Common Stock acquired upon the exercise of an incentive stock option within two years after the date of grant or one year after the date of exercise (a "disqualifying disposition"), the holder will recognize ordinary income, and the Company will be entitled to a deduction for tax purposes in the amount of the excess of the fair market value of the shares of Common Stock on the date the option was exercised over the option price (or, in certain circumstances, the gain on sale, if less). Otherwise, the Company will not be entitled to any deduction for tax purposes upon disposition of such Common Stock. Any excess of the amount realized by the holder on the disqualifying disposition over the fair market of Common Stock on the date of exercise of the option will be capital gain.

         If an incentive option is exercised through the use of Common Stock previously owned by the holder, such exercise generally will not be considered a taxable disposition of the previously owned Common Stock and thus no gain or loss will be recognized with respect to such Common Stock upon exercise. However, if the previously owned Common Stock was acquired by the exercise of an incentive stock option or other tax qualified stock option and the holding period requirements for Common Stock were not satisfied at the time the previously owned Common Stock was used to exercise the incentive option, such use would constitute a disqualifying disposition of such previously owned Common Stock resulting in the recognition of ordinary income (but, under proposed Treasury regulations, not any additional gain in capital gain) in the amount described above.

         The amount of any cash or the fair market value of any Common Stock received upon the exercise of stock appreciation rights under the Stock Incentive Plan will be subject to ordinary income tax in the year of receipt and the Company will be entitled to a deduction for such amount. However, if the holder receives Common Stock upon the exercise of stock appreciation rights and is then subject to the restrictions of Section 16(b) of the Exchange Act; unless the holder elects otherwise, the amount of ordinary income and deduction will be measured at the time such restrictions lapse.

         Generally, a grant of restricted stock under the Stock Incentive Plan will not result in taxable income to the employee or deduction to the Company in the year of the grant. The value of Common Stock will be taxable to the employee and compensation income in the years in which the restrictions on Common Stock lapse. Such value will be the fair market value of Common Stock on the dates the restrictions terminate, less any amount the recipient may have paid for Common Stock at the time of the issuance. An employee, however, may elect to treat the fair market value of Common Stock on the date of such grant (less restricted stock), provided the employee makes the election within thirty days after the date of the grant. If such an election is made and the employee later forfeits Common Stock to the Company, the employee will not be allowed to deduct at a later date the amount he had earlier included as compensation income. In any case, the Company will receive a deduction corresponding in amount and time to the amount of compensation included in the employee's income in the year in which that amount is so included.

         As of the date of this Prospectus, 1,750,000 incentive stock options have been granted to officers and directors at an exercise price of $.50 per share under the Stock Incentive Plan.



LIMITATIONS OF LIABILITY OF DIRECTORS

         The Company's Certificate of Incorporation provides that directors will not be personally liable for monetary damages for breach of their fiduciary duties, except for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, unlawful dividends or transactions involving an improper personal benefit. Moreover, if Delaware law were to change in the future to permit the further elimination or limitation the personal liability of directors, the liability of a director of the Company would be eliminated or limited to the fullest extent permitted by Delaware law, as so amended.

                              CERTAIN TRANSACTIONS

         In March, 1997, the Company opened a $150,000 credit line with Sterling Bank, collateralized by a $150,000 certificate of deposit owned by the remaining founding shareholder. This loan is payable upon demand, with interest at 6.9% and fluctuating with prime rate. This credit line was paid in full on March 5, 1998 from additional shareholder capital contributions.

         In August, 1996 M. Manny Kalish and Leonard Krawczyk, founding shareholders of the Company, contributed to the Company the Bay Springs, Mississippi plant site and 250 tons of bagged fertilizer at their combined original cost of $200,000, for 4,000,000 and 6,000,000 shares of stock, respectively, and a note payable for $100,000. In late 1996, the total outstanding shares of Mr. Krawczyk were repurchased for $300,000 cash and a second note for $200,000. This second note was paid off in 1997. The original $100,000 note, bearing no interest, is still outstanding. Imputed interest at 10% is added for 1996 and 1997 as a shareholder contribution of capital.

         In late 1996, the Company retired 760,000 shares of the 6,160,000 originally issued to the founding shareholder. During the first six months of 1997, this shareholder sold another 1,225,000 shares to other shareholders for $245,000.

         In connection with the issuance of common stock, 1,500,000 options were issued to five directors and shareholders in January 1997 with an exercise price of $.50. An additional 250,000 options were issued to the remaining director and shareholder in April 1998 with an exercise price of $.50. The options expire September 18, 2000.

         For more information about the exclusive sale and purchase agreement between the Company and its affiliate Global Farm Sciences, Inc., see "BUSINESS
- SALES AND MARKETING - Exclusive Sale and Purchase Arrangement."

                             PRINCIPAL STOCKHOLDERS

         The shares of Common Stock held by GS Financial represent less than 5% of the outstanding shares of Common Stock prior to the Distribution. All the Common Stock owned by GS Financial will be distributed to shareholders of GS Financial in connection with the Distribution, and the Company knows of no owner of Common Stock who is also an owner of shares of GS Financial. Therefore, the tables assumes that each of the persons named below own no shares of GS
Financial Common Stock and no options to acquire GS Financial Common Stock exercisable within 60 days of such date.

         The following table sets forth as of October 9, 1998, the amount of Common Stock beneficially owned by (i) each person known by the Company to own beneficially 5% or more of its outstanding shares of Common Stock prior to the Distribution, (ii) each Director, (iii) each executive officer, and (iv) all Directors and executive officers of the Company as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares, subject to community property laws where applicable.



         NAME AND ADDRESS OF                            NUMBER                        PERCENTAGE OF
         BENEFICIAL OWNER                               OF SHARES                     SHARES OUTSTANDING(1)

         M.M. Kalish                                 4,897,500(2)                       38.1%
         7806 Oxfordshire Drive
         Spring, Texas 77379

         Lester H. Stephens                          1,440,000(3)                       11.2%
         5211 Court of York
         Houston, Texas 77069

         Vernon L. Medlin, M.D.                      1,368,000(4)                       10.6%
         1242 Sandpiper
         Corpus Christi, Texas 78412

         Leslie L. Lemak, M.D.                       1,243,000(5)                        9.7%
         5457 Sugar Hill
         Houston, Texas 77056

         Patrick N. Morgan                             767,000(6)                        6.0%
         819 Hedwig Way
         Houston, Texas 77024

         Anthony A. Mierzwa                            793,000(7)                        6.2%
         1323 South Boulevard
         Houston, Texas 77006

         Officers and Directors as a Group          10,508,500(1)                       81.8%    ________________________

(1) Includes 1,750,000 shares issuable in connection with options or warrants exercisable within 60 days of this Prospectus. The numbers and percentages of shares outstanding both before and after the Distribution will remain the same.
(2) Includes 500,000 shares issuable in connection with options or warrants exercisable within 60 days of this Prospectus.
(3) Includes 250,000 shares issuable in connection with options or warrants exercisable within 60 days of this Prospectus, 900,000 shares owned of record by the Stephens Family Trust and 250,000 shares owned of record by Stephens family members to which Mr. Stephens disclaims any interest.
(4) Includes 250,000 shares issuable in connection with options or warrants exercisable within 60 days of this Prospectus, 625,000 shares owned of record by Black Cloud Partners, LLP and 125,000 shares owned of record by Medlin family members to which Dr. Medlin disclaims any interest.
(5) Includes 250,000 shares issuable in connection with options or warrants exercisable within 60 days of this Prospectus, 300,000 shares owned or record by Lemak family members to which Dr. Lemak disclaims any interest.
(6) Includes 250,000 shares issuable in connection with options or warrants exercisable within 60 days of this Prospectus.
(7) Includes 250,000 shares issuable in connection with options or warrants exercisable within 60 days of this Prospectus, 100,000 shares owned of record by a member of the Mierzwa family to which Mr. Mierzwa disclaims any interest.

                          DESCRIPTION OF CAPITAL STOCK

         The Company is authorized to issue 20 million shares of common stock, $0.001 par value, and 5 million shares of preferred stock. The presently outstanding shares of Common Stock are fully paid and nonassessable.
There are no shares of preferred stock issued and outstanding.


COMMON STOCK

         The authorized Common Stock consists of 20,000,000 shares, $.001 par value, of which 10,350,000 shares were issued and outstanding as of December 31, 1997. The holders of Common Stock are entitled to one vote per share on the election of directors and on all other matters submitted to a vote of stockholders. Shares of Common Stock do not have preemptive rights or cumulative voting rights. The Company's Certificate of Incorporation, as amended, provides that the board of directors shall be divided into three classes, as nearly equal in number as possible, and that at each annual meeting of stockholders all of the directors of one class shall be elected for a three-year term. The affirmative vote of not less than 75% of the outstanding shares of Common Stock is required to approve a merger or consolidation, a transfer of substantially all the assets, certain issuances and transfers of the Company's securities to other entities or a dissolution of the Company, unless the Board of Directors of the Company has approved the transaction. Additionally, certain business combinations involving the Company and any holder of 15% or more of the Company's outstanding voting stock must be approved by at least 66.67% of such voting stock, exclusive of the stock owned by the 15% stockholders, unless approved by a majority of the directors not affiliated with such holder or certain price and procedural requirements are met. These provisions, together with the authorization to issue preferred stock on terms designated by the Board of Directors, described above, could be used as anti-takeover devices.

         The holders of Common Stock are entitled to receive dividends ratably when, as and if declared by the Board of Directors, and upon liquidation are entitled to share ratably in the Company's net assets. Payment of dividends on the Common Stock may be subject to restrictions contained in any future agreement in connection with the issuance of Preferred Stock. The decision to pay dividends is subject to any agreements with holders of preferred stock issued in the future and such other financial considerations as the Board of Directors of the Company may deem relevant. No assurance can be given as to the timing or amount of any dividend that the Company may declare on the Common Stock.

         The Company's By-Laws provide that, subject to certain limitations discussed below, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting. The Company's By-Laws also provide that a stockholder must give written notice of such stockholder's intent to make such nomination or nominations, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not later than (i) with respect to an election to be held at an Annual Meeting of Stockholders, 90 days prior to the anniversary date of the date of the immediately preceding Annual Meeting, and (ii) with respect to an election to be held at a Special Meeting of Stockholders for the election of directors, the close of business on the tenth day following the date on which a written statement setting forth the date of such meeting is first mailed to stockholders provided that such statement is mailed no earlier than 120 days prior to the date of such meeting. Notwithstanding the foregoing, if an existing director is not standing for re-election to a directorship which is the subject of an election at such meeting or if a vacancy exists as to a directorship which is the subject of an election, whether as a result of resignation, death, an increase in the number of directors, or otherwise, then a stockholder may make a nomination with respect to such directorship at any time not later than the close of business on the tenth day following the date on which a written statement setting forth the fact that such directorship is to be elected and the name of the nominee proposed by the Board of Directors is first mailed to stockholders. Each notice of a nomination from a stockholder shall set forth:
(a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the Exchange Act and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations); and (e) the consent of each nominee to serve as a director of the Company if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

DEFENSES AGAINST HOSTILE TAKEOVERS

         Introduction. While the following discussion summarizes the reasons for, and the operation and effects of, certain provisions of the Company's Certificate of Incorporation which management has identified as potentially having an anti-takeover effect, it is not intended to be a complete description of all potential anti-takeover effects, and it is qualified in its entirety by reference to the Company's Certificate of Incorporation and By-Laws, copies of which are available from the Company, which should be reviewed for more detailed information.

         In general, the anti-takeover provisions in Delaware law and the Company's Certificate of Incorporation are designed to minimize the Company's susceptibility to sudden acquisitions of control which have not been negotiated with and approved by the Company's Board of Directors. As a result, these provisions may tend to make it more difficult to remove the incumbent members of the Board of Directors. The provisions would not prohibit an acquisition of control of the Company or a tender offer for all of the Company's capital stock. The provisions are designed to discourage any tender offer or other attempt to gain control of the Company in a transaction that is not approved by the Board of Directors, by making it more difficult for a person or group to obtain control of the Company in a short time and then impose its will on the remaining stockholders. However, to the extent these provisions successfully discourage the acquisition of control of the Company or tender offers for all or part of the Company's capital stock without approval of the Board of Directors, they may have the effect of preventing an acquisition or tender offer which might be viewed by stockholders to be in their best interests.

         Tender offers or other non-open market acquisitions of stock are usually made at prices above the prevailing market price of a company's stock. In addition, acquisitions of stock by persons attempting to acquire control through market purchases may cause the market price of the stock to reach levels which are higher than would otherwise be the case. Anti-takeover provisions may discourage such purchases, particularly those of less than all of the company's stock, and may thereby deprive stockholders of an opportunity to sell their stock at a temporarily higher price. These provisions may therefore decrease the likelihood that a tender offer will be made, and, if made, will be successful. As a result, the provisions may adversely affect those stockholders who would desire to participate in a tender offer. These provisions may also serve to insulate incumbent management from change and to discourage not only sudden or hostile takeover attempts, but any attempts to acquire control which are not approved by the Board of Directors, whether or not stockholders deem such transactions to be in their best interests.

         Authorized Shares of Capital Stock. The Company's Certificate of Incorporation authorizes the issuance of up to 5,000 shares of serial preferred stock. Shares of the Company's serial preferred stock with voting rights could be issued and would then represent an additional class of stock required to approve any proposed acquisition. This preferred stock, together with authorized but unissued shares of Common Stock (the Certificate of Incorporation authorizes the issuance of up to 20,000 shares), could represent additional capital stock required to be purchased by an acquiror. Issuance of such additional shares may dilute the voting interest of the Company's stockholders. If the Board of Directors of the Company determined to issue an additional class of voting preferred stock to a person opposed to a proposed acquisition, such person might be able to prevent the acquisition single-handedly.

         Stockholder Meetings. Delaware law provides that the annual stockholder meeting may be called by a corporation's board of directors or by such person or persons as may be authorized by a corporation's certificate of incorporation or By-Laws. The Company's Certificate of Incorporation provides that annual stockholder meetings may be called only by the Company's Board of Directors or a duly designated committee of the Board. Although the Company believes that this provision will discourage stockholder attempts to disrupt the business of the Company between annual meetings, its effect may be to deter hostile takeovers by making it more difficult for a person or entity to obtain immediate control of the Company between one annual meeting as a forum to address certain other matters and discourage takeovers which are desired by the stockholders. The Company's Certificate of Incorporation also provides that stockholder action may be taken only at a special or annual stockholder meeting and not by written consent.

         Classified Board of Directors and Removal of Directors. The Company's Certificate of Incorporation provides that The Company's Board of Directors is to be divided into three classes which shall be as nearly equal in number as possible. The directors in each class serve for terms of three years, with the terms of one class expiring each year. Each class currently consists of approximately one-third of the number of directors. Each director will serve until his successor is elected and qualified.

         A classified Board of Directors could make it more difficult for stockholders, including those holding a majority of the Company's outstanding stock, to force an immediate change in the composition of a majority of the Board of Directors. Since the terms of only one-third of the incumbent directors expire each year, it requires at least two annual elections for the stockholders to change a majority, whereas a majority of a non-classified Board may be changed in one year. In the absence of the provisions of the Company's Certificate of Incorporation classifying the Board, all of the directors would be elected each year. The provision for a staggered Board of Directors affects every election of directors and is not triggered by the occurrence of a particular event such as a hostile takeover. Thus a staggered Board of Directors makes it more difficult for stockholders to change the majority of directors even when the reason for the change would be unrelated to a takeover.

         The Company's Certificate of Incorporation provides that a director may not be removed except for cause by the affirmative vote of the holders of 75% of the outstanding shares of capital stock entitled to vote at an election of directors. This provision may, under certain circumstances, impede the removal of a director and thus preclude the acquisition of control of the Company through the removal of existing directors and the election of nominees to fill in the newly created vacancies. The supermajority vote requirement would make it difficult for the stockholders of the Company to remove directors, even if the stockholders believe such removal would be beneficial.

         Restriction of Maximum Number of Directors and Filling Vacancies on the Board of Directors. Delaware law requires that the board of directors of a corporation consist of one or more members and that the number of directors shall be set by the corporation's By-Laws, unless it is set by the corporation's certificate of incorporation. The Company's Certificate of Incorporation provides that the number of directors (exclusive of directors, if any, to be elected by the holders of preferred stock) shall not be less than five or more than 15, as shall be provided from time to time in accordance with the Company By-Laws. The power to determine the number of directors within these numerical limitations and the power to fill vacancies, whether occurring by reason of an increase in the number of directors or by resignation, is vested in the Company's Board of Directors. The overall effect of such provisions may be to prevent a person or entity from quickly acquiring control of the Company through an increase in the number of the Company's directors and election of nominees to fill the newly created vacancies and thus allow existing management to continue in office.

         Stockholder Vote Required to Approve Business Combinations with Related Persons. The Company's Certificate of Incorporation generally requires the approval of the holders of 75% of the Company's outstanding voting stock (and any class or series entitled to vote separately), and a majority of the outstanding stock not beneficially owned by a related person (as defined) (up to a maximum requirement of 85% of the outstanding voting stock), to approve business combinations (as defined) involving the related person, except in cases where the business combination has been approved in advance by two-thirds of those members of the Company's Board of Directors who were directors prior to the time when the related person became a related person. Under Delaware law, absent these provisions, business combinations generally, including mergers, consolidations and sales of substantially all of the assets of the Company must, subject to certain exceptions, be approved by the vote of the holders of a majority of the Company's outstanding voting stock. One exception under Delaware law to the majority approval requirement applies to business combinations (as defined) involving stockholders owning 15% of the outstanding voting stock of a corporation for less than three years. In order to obtain stockholder approval of a business combination with such a related person, the holders of two-thirds of the outstanding voting stock, excluding the stock owned by the 15% stockholder, must approve the transaction. Alternatively, the 15% stockholder must satisfy other requirements under Delaware law relating to (i) the percentage of stock acquired by such person in the transaction which resulted in such person's ownership becoming subject to the law, or (ii) approval of the board of directors of such person's acquisition of the stock of the Delaware corporation. Delaware law does not contain price criteria. The supermajority stockholder vote requirements under the Certificate of Incorporation and Delaware law may have the effect of foreclosing mergers and other business combinations which the holders of a majority of the Company's stock deem desirable and place the power to prevent such a transaction in the hands of a minority of the Company's stockholders

         Under Delaware law, there is no cumulative voting by stockholders for the election of the Company's directors. The absence of cumulative voting rights effectively means that the holders of a majority of the stock voted at a stockholder meeting may, if they so choose, elect all directors of the Company, thus precluding a small group of stockholders from controlling the election of one or more representatives to the Company's Board of Directors.

         Advance Notice Requirements for Nomination of Directors and Proposal of New Business at Annual Stockholder Meetings. The Company's Certificate of Incorporation generally provides that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a stockholder meeting must submit written notice not less than 30 or more than 60 days in advance of the meeting. This advance notice requirement may give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations, should management determine that doing so is in the best interests of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted. In certain instances, such provisions could make it more difficult to oppose management's nominees or proposals, even if the stockholders believe such nominees or proposals are in their interests. Making the period for nomination of directors and introducing new business a period not less than 10 days prior to notice of a stockholder meeting may tend to discourage persons from bringing up matters disclosed in the proxy materials furnished by the Company and could inhibit the ability of stockholders to bring up new business in response to recent developments.

         Limitations on Acquisitions of Capital Stock. The Company's Certificate of Incorporation generally provides that if any person were to acquire beneficial ownership of more than 20% of any class of the Company's outstanding Common Stock, each vote in excess of 20% would be reduced to one-hundredth of a vote, with the reduction allocated proportionately among the record holders of the stock beneficially owned by the acquiring person. The limitation on voting rights of shares beneficially owned in excess of 20% of the Company's outstanding Common Stock, would discourage stockholders from acquiring a substantial percentage of the Company's stock in the open market, without disclosing their intentions, prior to approaching management to negotiate an acquisition of the Company's remaining stock. The effect of these provisions is to require amendment of the Certificate of Incorporation, which requires Board approval, before a stockholder can acquire a large block of the Company's Common Stock. As a result, these provisions may deter takeovers by potential acquirors who would have acquired a large holding before making an offer for the remaining stock, even though the eventual takeover offer might have been on terms favorable to the remaining stockholders.

         Supermajority Voting Requirement for Amendment of Certain Provisions of the Certificate of Incorporation. The Company's Certificate of Incorporation provides that specified provisions contained in the Certificate of Incorporation may not be repealed or amended except upon the affirmative vote of the holders of not less than seventy-five percent of the outstanding stock entitled to vote. This requirement exceeds the majority vote that would otherwise be required by Delaware law for the repeal or amendment of the Certificate of Incorporation. Specific provisions subject to the supermajority vote requirement are (i)
Article X, governing the calling of stockholder meetings and the requirement that stockholder action be taken only at annual or special meetings, (ii)
Article XI, requiring written notice to the Company of nominations for the election of directors and new business proposals, (iii) Article XII, governing the number and terms of the Company's directors, (iv) Article XIII, governing the removal of directors, (v) Article XIV, limiting acquisitions of 20% or more of the Company's stock, (vi) Article XV, governing approval of business combinations involving related persons, (vii) Article XVI, relating to the consideration of various factors in the evaluation of business combinations,
(viii) Article XVII, providing for indemnification of directors, officers, employees and agents, (ix) Article XVIII, limiting directors' liability, and (x) Articles XIX and XX, governing the required stockholder vote for amending the By-Laws and Certificate of Incorporation, respectively. Article XX is intended to prevent the holders of less than 75% of the Company's outstanding voting stock from circumventing any of the foregoing provisions by amending the Certificate of Incorporation to delete or modify one of such provisions. This provision would enable the holders of more than 25% of the Company's voting stock to prevent amendments to the Certificate of Incorporation or By-Laws even if they were favored by the holders of a majority of the voting stock. PREFERRED STOCK

         The Board of Directors of the Company is authorized by its Certificate of Incorporation, without any action on the part of stockholders, to issue preferred stock in one or more series, with such voting powers, full or limited but not to exceed one vote per share, or without voting powers, and with such designations, preferences, limitations, descriptions and terms thereof, including the extent, if any, to which the holders of the shares of any such series will be entitled to vote as a class or otherwise with respect to the election of directors or otherwise, all as shall, to the extent permitted under the laws of the State of Delaware, be determined by the Board of Directors of the Company. Thus, the Board of Directors, without stockholder approval, may authorize the issuance of preferred stock which could make it more difficult for another company to effect certain business combinations with the Company.

COMMON STOCK OPTIONS

         In connection with the issuance of common stock, 1,500,000 options were issued to 5 directors and shareholders in January, 1997 with an exercise price of $.50. An additional 250,000 options were issued to the remaining director and shareholder in April, 1998 with an exercise price of $.50. The options expire September 18, 2000.

REGISTRAR AND TRANSFER AGENT

         The transfer agent for the Common Stock is Atlas Stock Transfer Corporation, Salt Lake City, Utah.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Prior to the Distribution, there has been no trading market for the Common Stock. The Company will attempt to have the Common Stock quoted on the NASD OTC the Electronic Bulletin Board. However, there can be no assurance that any active trading market for the Common Stock will develop and, if developed, will continue after the Distribution. The quotation of the Common Stock on the Electronic Bulletin Board is conditioned upon the Company meeting certain requirements with respect to the availability of public information and a broker-dealer making a market in the Common Stock. See "RISK FACTORS - Risk of Low-Price ("Penny") Stocks." No broker-dealer has agreed to make a market in the Common Stock, there can be no assurance that any broker-dealer will make a market in the Common Stock or, if so, that it will continue for any specific period of time. See "RISK FACTORS Absence of Prior Trading Market."

         Upon completion of the Distribution, the Company will have 10,450,000 shares of Common Stock outstanding, of which 8,701,500 are held by "affiliates" of the Company. The remaining 1,748,500 shares, which includes the 100,000 shares acquired in the Distribution, will be freely tradable without restriction or further registration under the Securities Act. Shares held by "affiliates" of the Company, will be subject to the limitations of Rule 144 promulgated under the Securities Act.

         In general, under Rule 144, a person (or persons whose shares are required to be aggregated), including any affiliate of the Company, who beneficially owns "restricted shares" for a period of at least one year is entitled to sell within any three month period, shares equal in number to the greater of (i) 1% of the then outstanding shares of Common Stock (approximately 104,500 shares immediately after the Distribution); or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of the required notice of sale with the Commission. In addition, any person (or person whose shares are aggregated) who is not, at the time of the sale or during the preceding three months, an affiliate of the Company, and who has beneficially owned restricted shares for at least two years, can sell such shares under Rule 144 without regard to the notice, manner of sale, public information or volume limitations described above. Following the Distribution, approximately 1.75 million shares of Common Stock will be issuable upon the exercise of options held by Directors of the Company.



                                  LEGAL MATTERS

         Certain legal matters in connection with the Distribution will be passed upon for Agri Bio-Sciences, Inc. by Sonfield & Sonfield, Houston, Texas.

                                     EXPERTS

         The audited financial statements of Agri Bio-Sciences, Inc. at December 31, 1997, appearing in this Prospectus and elsewhere in the Registration
Statement have been audited by Malone & Bailey, PLLC, independent public accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon the authority of such firm as experts in giving such report.

                          INDEX TO FINANCIAL STATEMENTS

         Index ..............................................................................................F - 1

         Audited Financial Statements:

         Report of Independent Public Accountants ...........................................................F - 2
         Balance Sheets as of December 31, 1997 .............................................................F - 3
         Statements of Expenses for the Years Ended
         .........December 31, 1997 and 1996 and the
         .........Period from May 30, 1995 (Date of
                  Inception) to December 31, 1997 ...........................................................F - 4
         Statements of Stockholders' Equity for the
                  Years Ended December 31, 1997 and 1996
                  and the Period from May 30, 1995
                  (Date of Inception) to December 31, 1997 ..................................................F - 5
         Statements of Cash Flow for the Years Ended
                  December 31, 1997 and 1996 and the Period from
                  May 30, 1995 (Date of Inception) to
                  December 31, 1997 ..........................................................................F - 6
         Notes to Financial Statements .......................................................................F - 8

         Interim Financial Statements:

         Balance Sheet as of September 30, 1998 .............................................................G - 1
         Statement of Expenses for the Nine Months Ended
                  September 30, 1998 ........................................................................G - 2
         Statement of Stockholders' Equity for the
                  Nine Months Ended September 30, 1998 ......................................................G - 3
         Statement of Cash Flow for the Nine Months Ended
                  September 30, 1998 .........................................................................G - 4
         Notes to Financial Statements .......................................................................G - 5

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
   Agri Bio-Sciences, Inc.
   Houston, Texas

We have audited the accompanying balance sheet of Agri Bio-Sciences, Inc. (a Delaware corporation) as of December 31, 1997 and 1996, and the related statements of expenses, stockholders' equity, and cash flows for the years then ended and for the period from inception (May 30, 1995) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Agri Bio-Sciences, Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the initial period then ended in conformity with generally accepted accounting principles.


February 2, 1998, (except for Note 2,
   as to which the date is March 5, 1998)

MALONE & BAILEY, PLLC
Houston, Texas

                             AGRI BIO-SCIENCES, INC.
                  (formerly Agri Environmental Sciences, Inc.)
                          (A Development Stage Company)
                                 Balance Sheets
                           December 31, 1997 and 1996


                                                                                   1997                     1996
                                                                                 --------                 ------
ASSETS
  Cash                                                                           $  7,597                 $ 78,777
  Inventory - packaged fertilizer                                                 100,000                  100,000
  Other current assets                                                              7,500
  Fertilizer plant and equipment, net                                                                      173,136
107,807
   Deposits                                                                        12,500                   12,500
                                                                                 --------                 --------

         TOTAL ASSETS                                                            $300,733                 $299,084
                                                                                 ========                 ========


LIABILITIES
  Note payable to Sterling Bank                                                  $128,210
  Accrued expenses                                                                  5,705
   Due to former stockholder                                                      100,000                 $300,000
                                                                                 --------                 --------

         TOTAL LIABILITIES                                                        233,915                     300,000
                                                                                  --------                    --------


STOCKHOLDERS' EQUITY
   Common stock, $.001 par value, 20,000,000
      shares authorized, 10,350,000 and
      9,065,000 issued and outstanding                                             10,350                    9,065
    Paid in capital                                                               435,300                  169,585
   Deficit Accumulated During the
         Development Stage                                                       (378,832)                (179,566)
                                                                                 --------                 --------

         TOTAL STOCKHOLDERS' EQUITY                                                66,818                 (    916)
                                                                                 --------                  --------

         TOTAL LIABILITIES AND
               STOCKHOLDERS' EQUITY                                              $300,733                 $299,084
                                                                                ========                  ========




                                        See notes to financial statements.

                             AGRI BIO-SCIENCES, INC.
                  (formerly Agri Environmental Sciences, Inc.)
                          (A Development Stage Company)
                             Statements of Expenses
                     Years Ended December 31, 1997 and 1996,
              and the Period from May 30, 1995 (Date of Inception)
                              to December 31, 1997


                                                                                                                  May 30, 1995
                                                                                                                 (Inception) to
                                                                                                                  December 31,
                                                                                       1997             1996          1997
                                                                                      -------         ----------  --------

EXPENSES
   Fees paid for services
         by stockholders                                                           $  30,250            $ 38,150     $168,400
   Other administrative expenses                                                     154,671              31,416      186,087
   Interest                                                                           13,595              10,000       23,595
   Depreciation                                                                          750                              750
                                                                                      ---------       ----------       ---------


         NET (DEFICIT)                                                             $(199,266)          $(179,566)   $(378,832)
                                                                                    =========           =========   =========


(Loss) per common share                                                                $(.02)              $(.02)

Weighted average
   shares outstanding                                                              9,707,500           7,315,000

















                                        See notes to financial statements.

                             AGRI BIO-SCIENCES, INC.
                  (formerly Agri Environmental Sciences, Inc.)
                          (A Development Stage Company)
                       Statements of Stockholders' Equity
                     Years Ended December 31, 1997 and 1996,
              and the Period from May 30, 1995 (Date of Inception)
                              to December 31, 1997

                                                                                                          Deficit
                                                                                                        Accumulated
                                                                                                        During the
                                                                Common Stock            Paid in         Development
                                                        Shares             $            Capital            Stage            Totals
                                                      ----------        -------         --------         ---------        --------

Balances, December 31, 1995                                    0              0         $      0          $      0        $       0
Shares issued in exchange
  for fertilizer plant
  site contributed
  at inception                                        4,000,000             400           99,600                            100,000
Shares issued for services
 to founding shareholder                              5,565,000           5,565           50,085                             55,650
 to consultants                                       1,000,000           1,000            9,000                             10,000
Shares issued for cash                                2,500,000           2,500          500,500                            503,000
Imputed interest on note
  due to former shareholder                                                               10,000                             10,000
Shares repurchased for
  cash and note payable                              (4,000,000)        (   400)        (499,600)                          (500,000)
Net (deficit)                                                                                             (179,566)        (179,566)

Balances,
  December 31, 1996                                   9,065,000           9,065          169,585          (179,566)        (    916)

Shares issued for cash                                1,275,000           1,275          253,725                            255,000
Shares issued for
  services                                               10,000              10            1,990                              2,000
Imputed interest on
  note due to former
  shareholder                                            10,000                           10,000
Net (deficit)                                                                                             (199,266)        (199,266)
                                                       ---------         --------        --------         ---------       ----------

Balances,
  December 31, 1997                                  10,350,000         $10,350         $435,300         $(378,832)        $ 66,818
                                                     ==========         =======         ========         =========         ========



                                        See notes to financial statements.

                             AGRI BIO-SCIENCES, INC.
                  (formerly Agri Environmental Sciences, Inc.)
                          (A Development Stage Company)
                             Statements of Cash Flow
                   Years Ended December 31, 1997 and 1996, and
                the Period from May 30, 1995 (Date of Inception)
                              to December 31, 1997

                                                                                                                       May 30, 1995
                                                                                                                     (Inception) to
                                                                                                                        December 31,
                                                                                   1997                1996                 1997
                                                                                 ---------           ---------            ------
CASH FLOW FROM OPERATING ACTIVITIES
   Net loss                                                                     $(199,266)          $(179,566)            $(378,832)
   Adjustments to reconcile net income
          to net cash provided by
          operating activities:
         Common stock issued for services                                           2,000              65,650                67,650
         Contribution of imputed interest                                          10,000              10,000                20,000
         Increase in other current assets                                        (  7,500)                                 (  7,500)
         Increase in accrued expenses                                               5,705                                     5,705
                                                                                ---------           ---------             ---------
         NET CASH USED BY
                  OPERATING ACTIVITIES                                           (189,061)           (103,916)             (292,977)

CASH FLOWS FROM INVESTING ACTIVITIES
   Plant site construction and equipment
         purchases                                                               ( 65,329)           (  7,807)             ( 73,136)
   Additions to deposits                                                                              (12,500)             ( 12,500)
                                                                                 ---------           ---------            ---------
         NET CASH USED FOR
                  INVESTING ACTIVITIES                                           ( 65,329)           ( 20,307)             ( 85,636)
                                                                                ---------           ---------             ---------

CASH FLOWS FROM FINANCING ACTIVITIES
   Sales of common stock for cash                                                 255,000             503,000               758,000
   Reduction of debt owed to a former
         shareholder                                                             (200,000)                                 (200,000)
   Proceeds from (payments to) a bank                                             128,210                                   128,210
   Cash paid to repurchase shares from
         a founding shareholder                                                                      (300,000)             (300,000)
         NET CASH PROVIDED BY
                  FINANCING ACTIVITIES                                            183,210             203,000               386,210
                                                                                 --------           ---------             ---------

NET INCREASE (DECREASE) IN CASH                                                $(  71,180)         $   78,777           $     7,597













                                        See notes to financial statements.

                             AGRI BIO-SCIENCES, INC.
                  (formerly Agri Environmental Sciences, Inc.)
                          (A Development Stage Company)
                             Statements of Cash Flow
                     Years Ended December 31, 1997 and 1996,
              and the Period from May 30, 1995 (Date of Inception)
                              to December 31, 1997

                                                                                                                        May 30, 1995
                                                                                                                       Inception) to
                                                                                                                        December 31,
                                                                                        1997                1996            1997
                                                                                      ---------       ----------      ------------
NET INCREASE (DECREASE) IN CASH
   (from previous page)                                                            $( 71,180)       $  78,777        $   7,597

CASH AT BEGINNING OF PERIOD                                                           78,777


CASH AT END OF PERIOD                                                              $   7,597       $  78,777         $   7,597
                                                                                    =========       =========        =========


SUPPLEMENTAL DISCLOSURES
  Interest paid                                                                     $   2,395       $    0           $      0
  Non-cash investing and
         financing activities
   Contribution of plant site at inception                                                          100,000       100,000
   Purchase of bagged fertilizer for note payable                                                   100,000       100,000


















                                        See notes to financial statements.
                                                        F-7

                                              AGRI BIO-SCIENCES, INC.
                                   (formerly Agri Environmental Sciences, Inc.)
                                           Notes to Financial Statements


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Incorporation. Agri Bio-Sciences, Inc. (AGRI) (formerly Agri Environmental Sciences, Inc.) was formed May 30, 1995 as a Texas corporation. On December 22, 1997, a separate company with the same name was incorporated in Delaware and the Texas corporation merged into the Delaware corporation. There was no activity during 1995.

A sister corporation, Agri Financial Group, Inc. (AFS), was formed by seven AGRI shareholders in March 1997 for the purpose of financing a joint venture soil analysis laboratory in Tlaxcala, Mexico with a Mexican university. This sister corporation was merged with AGRI in August 1997 by exchanging 340,000 shares of AGRI for 100% of the outstanding stock of AFS. This exchange of shares was accounted for as a reorganization of entities under common control using the pooling of interests method.

The financial statements are presented as if the Company has operated as a single continuous company.

Nature of Business. AGRI was formed to manufacture clay-based commercial agricultural fertilizer and sell it to markets in third world countries. As of February 2, 1998, there were negotiations with agricultural agencies in Mexico for pending shipments. There have been no sales or shipments of fertilizer to date.

Inventory consists of about 220 tons of packaged fertilizer remaining from the plant's previous operational period ending in 1994. It is valued at $100,000 which is the price paid by a founding shareholder, including travel and other acquisition costs. The estimated selling price net of freight is $175,000.

Other current assets as December 31, 1997 consists of prepaid freight for the pending fertilizer shipments, prepaid legal fees and an advance to a Mexican agent pending performance of requested services.

Deposits consists of two credit card advance deposits.

                                              AGRI BIO-SCIENCES, INC.
                                   (formerly Agri Environmental Sciences, Inc.)
                                           Notes to Financial Statements


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fertilizer Plant. The fertilizer plant consists of a 24,000 square foot production and storage building located on 7 acres of land in Bay Springs, Mississippi. The plant was acquired by AGRI in 1996 as a contribution from a founding shareholder and is valued at the $100,000 cash price paid by the founding shareholder in 1993. The plant has not operated since its former owner filed for bankruptcy in 1992. Beginning in 1996, AGRI began construction modifications to make the plant operational again. The plant was pronounced operational in fall, 1997, with operations to begin when sales occur.


NOTE 2 - NOTE PAYABLE TO STERLING BANK

In March, 1997, AGRI opened a $150,000 credit line with Sterling Bank, collateralized by a $150,000 certificate of deposit owned by the remaining founding shareholder. This loan is payable upon demand, with interest at 6.9% and fluctuating with prime rate. This credit line was paid in full on March 5, 1998 from additional shareholder capital contributions.


NOTE 3 - PAYMENTS TO FOUNDING SHAREHOLDERS

In August, 1996 a founding shareholder contributed the Bay Springs, Mississippi plant site and 250 tons of bagged fertilizer at his combined original cost of $200,000, for 4,000,000 shares of stock and a note payable for $100,000. In late 1996, the total outstanding shares of this founding shareholder were repurchased for $300,000 cash and a second note for $200,000. This second note was paid off in 1997. The original $100,000 note, bearing no interest, is still outstanding. Imputed interest at 10% is added for 1996 and 1997 as a shareholder contribution of capital.

                                              AGRI BIO-SCIENCES, INC.
                                   (formerly Agri Environmental Sciences, Inc.)
                                           Notes to Financial Statements


NOTE 4 - INSIDER COMMON STOCK RE-SALES

In late 1996, AGRI retired 760,000 shares of the 6,160,000 originally issued to the founding shareholder. During the first 6 months of 1997, this shareholder sold another 1,225,000 shares to other shareholders for $245,000.


NOTE 5 - COMMON STOCK OPTIONS

In connection with the issuance of common stock, 1,500,000 options were issued to 5 shareholders in January, 1997 with an exercise price of $.50. The options expire September 18, 1998.


NOTE 6 - SISTER SALES CORPORATION

In December 1997 Global Farm Sciences, Inc., a Texas corporation, was formed by a Company founder and board member for the purpose of selling the Company's fertilizer product to foreign companies. As of February 2, 1998, no capitalization or business activity has occurred.

                             AGRI BIO-SCIENCES, INC.
                  (formerly Agri Environmental Sciences, Inc.)
                          (A Development Stage Company)
                                  Balance Sheet
                               September 30, 1998
                                    UNAUDITED


ASSETS
   Cash                                                                                                   $  3,830

   Inventory - packaged fertilize                                                                          100,000

   Fertilizer plant and equipment, net of $4,500
      accumulated depreciation                                                                             169,386

   Deposits                                                                                                 12,500


         TOTAL ASSETS                                                                                     $285,716


LIABILITIES
   Accounts payable                                                                                       $  9,432
   Due to current majority stockholder                                                                      52,000
   Due to former stockholder                                                                               100,000
                                                                                                          --------

         TOTAL LIABILITIES                                                                                 161,432


STOCKHOLDERS' EQUITY
   Common stock, $.001 par value, 20,000,000
      shares authorized, 10,900,000 issued and
      outstanding                                                                                           10,900
   Paid in capital                                                                                         572,250
   Deficit Accumulated During the Development Stage                                                       (458,866)

         TOTAL STOCKHOLDERS' EQUITY                                                                        124,284

         TOTAL LIABILITIES AND
               STOCKHOLDERS' EQUITY                                                                       $285,716



                             AGRI BIO-SCIENCES, INC.
                  (formerly Agri Environmental Sciences, Inc.)
                          (A Development Stage Company)
                              Statement of Expenses
                        9 Months Ended September 30, 1998
                                    UNAUDITED

                                                                                                       May 30, 1995
                                                                                                     (Inception) to
                                                                                                      September 30,
                                                                                   1998                     1998
                                                                                  --------                -------

EXPENSES
   Fees paid for services by stockholders                                                               $ 168,400
   Other administrative expenses                                                   $  73,574              259,661
   Interest                                                                            2,710               26,305
   Depreciation                                                                        3,750                4,500
                                                                                   ---------            ---------


         NET (Deficit)                                                             $( 80,034)           $(458,866)
                                                                                   =========            =========



(Loss) per common share                                                                $(.01)

Weighted average shares outstanding                                               10,777,778


                             AGRI BIO-SCIENCES, INC.
                  (formerly Agri Environmental Sciences, Inc.)
                          (A Development Stage Company)
                        Statement of Stockholders' Equity
                        9 Months Ended September 30, 1998
                                    UNAUDITED


                                                                                                          Deficit
                                                                                                        Accumulated
                                                                                                        During the
                                                            Common Stock              Paid in           Development
                                                   Shares               $             Capital               Stage           Totals
                                                 ----------         --------          --------           ----------        -------

Balances,
  December 31, 1997                              10,350,000         $ 10,350          $435,300           $(378,832)        $ 66,818

Shares issued for cash                              550,000              550           136,950                              137,500

Net (deficit)                                                                                             ( 80,034)        ( 80,034)

Balances,
  September 30, 1998                             10,900,000         $ 10,900          $572,250           $(458,866)        $124,284
                                                 ==========         ========          ========           =========         ========





                             AGRI BIO-SCIENCES, INC.
                  (formerly Agri Environmental Sciences, Inc.)
                          (A Development Stage Company)
                             Statement of Cash Flows
                        9 Months Ended September 30, 1998
                                    UNAUDITED

                                                                                                      May 30, 1995
                                                                                                    (Inception) to
                                                                                                      September 30,
                                                                                  1998                      1998
                                                                                  ---------               ---------
CASH FLOW FROM OPERATING ACTIVITIES
   Net loss                                                                        $( 80,034)            $(458,866)
   Adjustments to reconcile net income to
      net cash provided by operating activities:
         Depreciation                                                                  3,750                 4,500
         Common stock issued for services                                                                   67,650
         Contribution of imputed interest                                                                   20,000
         Changes in:
            Other current assets                                                       7,500
            Accounts payable                                                           4,927                 9,432
            Accrued expenses                                                           1,200)
                                                                                      --------             ---------

         NET CASH USED BY OPERATING ACTIVITIES                                      ( 65,057)             (357,284)
                                                                                    --------              ---------

CASH FLOWS FROM INVESTING ACTIVITIES
   Plant site construction and equipment
         purchases                                                                  ( 73,886)
   Additions to deposits                                                            ( 12,500)
                                                                                    --------
         NET CASH USED FOR INVESTING ACTIVITIES                                     ( 86,386)
                                                                                    --------

CASH FLOWS FROM FINANCING ACTIVITIES
   Sales of common stock for cash                                                    137,500               895,500
   Purchase of stock from a former
         shareholder                                                                                      (500,000)
   Proceeds from the current major
         shareholder                                                                  52,000                52,000
   Repayment of bank credit line                                                    (128,210)
                                                                                    --------             ---------
         NET CASH PROVIDED BY
                  FINANCING ACTIVITIES                                                61,290               447,500
                                                                                   ---------              --------

NET INCREASE (DECREASE) IN CASH                                                     (  3,767)                3,830

CASH AT BEGINNING OF PERIOD                                                            7,597

CASH AT END OF PERIOD                                                               $  3,830              $  3,830
                                                                                    ========              ========


                             AGRI BIO-SCIENCES, INC.
                  (formerly Agri Environmental Sciences, Inc.)
                          Notes to Financial Statements


NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

The unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. They include all adjustments which in the opinion of management are necessary in order to make the financial statements not misleading. The financial statements contained herein should be read in conjunction with the audited financial statements of the Company. Accordingly, footnote disclosure which would substantially duplicate the disclosure in those statements has been omitted.


NOTE 2 - INSIDER COMMON STOCK RE-SALES

From time to time, the founding and largest single shareholder sells a portion of his personal stock to third parties. He then loans these monies to the Company. During the first 9 months of 1998, he sold 60,000 shares to other shareholders for $15,000. During this same period, he loaned the Company $52,000, which is repayable one year from issue date with 8% interest.


NOTE 3 - COMMON STOCK OPTIONS

In connection with the issuance of common stock, 1,500,000 options were issued to 5 shareholders in January, 1997 with an exercise price of $.50. The options expiration date has been extended to September 18, 2000.

         PART II

                                       INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company is incorporated under Delaware Law. Section 145 of the General Corporation Law of Delaware provides that:

                  (a) A corporation may indemnify any person, including officers and directors, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of another corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

                  (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation under the same conditions, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Article XV of the Certificate of Incorporation of the Registrant provides, in effect, that subject to certain limited circumstances, the Company will indemnify its officers and directors to the extent permitted by Delaware Law. The Company is not insured for liabilities it may incur pursuant to Article XV of its Certificate of Incorporation relating to the indemnification of officers and directors of the Company and its subsidiaries or affiliates.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

ITEM                                                                                                         AMOUNT

Registration fees ........................................................................................$ ______
Stock transfer agent's fee .................................................................................._____
Printing and engraving .....................................................................................5,000*
Postage ....................................................................................................1,000*
Legal .....................................................................................................15,000
Accounting .................................................................................................5,000

TOTAL .....................................................................................................$ ______


 * Estimate
--------------------

ITEM 26..RECENT SALES OF UNREGISTERED SECURITIES

 .........The  following is a summary of the  transactions  by the Company during the past three years involving sales of its securities that were not registered under the Securities Act of 1933, as amended (the "Securities Act"):

 .........In  April 1998 the Registrant issued 100,000 shares of its Common Stock to GS Financial Services, Inc., a Delaware corporation in consideration of consulting services rendered by GS Financial Services, Inc. The securities were not registered under the Securities Act of 1933 in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D thereunder.

 .........In December, 1997 the Registrant issued 10,350,000 shares pro rata to the shareholders of Agri Bio-Sciences, Inc., a Texas corporation, in exchange for the same number (100%) of the issued and outstanding shares of capital stock of the Texas corporation. The shares were issued for the sole purpose of reincorporation in Delaware without registration under the Securities Act in reliance on Section 4(2) of such Act as a transaction not involving a public offering. In addition, the recipients of the shares represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates.

 .........ITEM 27. EXHIBITS.

 .........(A)      EXHIBITS:

                  2.1 -    Consulting and Distribution Agreement.*
                  3.1 -    Certificate of Incorporation.*
                  3.2 -    By-Laws.*
                  4.1 -    Form of Common Stock certificate.*
                  5.1 -    Opinion of Sonfield & Sonfield with respect to legality of the securities.*
                  8.1 -    Opinion  of  Sonfield &  Sonfield  with  respect  to tax  matters  (included  as part of
                           Exhibit 5.1).*
                  10.1 -   Indemnification Agreement between the Company and Lester H. Stephens.*
                  10.2 -   Indemnification Agreement between the Company and M.M. Kalish.*
                  10.3 -   Indemnification Agreement between the Company and Patrick N. Morgan.*
                  10.4 -   Indemnification Agreement between the Company and Anthony A. Mierzwa.*
                  10.5 -   Indemnification Agreement between the Company and Leslie L. Lemak, M.D.*
                  10.6 -   Indemnification Agreement between the Company and Vernon L. Medlin, M.D.*
                  10.7 -   Agri Bio-Sciences, Inc. Stock Incentive Plan.*
                  10.8 -   Marketing Agreement with Global Farm Sciences, Inc.
                  10.9 -   Product License covering the Republic of Mexico.
                  23.1 -   Consent of Sonfield & Sonfield (included as part of Exhibit 5.1).*
                  23.2 -   Consent of Malone & Bailey, PLLC*

 -------------------------

* Previously filed.

                                  UNDERTAKINGS

         The undersigned registrant will:

         (d) Provide to the Transfer Agent upon the effective date of the Distribution Agreement certificates in such denominations and registered in such names as required by the Transfer Agent to permit prompt delivery to each GS Financial shareholder.

         (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under
Item 24 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (f)      The undersigned registrant will:

                  (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

                  (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM SB-2 AND AUTHORIZED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SPRING, STATE OF TEXAS, ON THE RESPECTIVE DATES SET OPPOSITE THE SIGNATURES HEREINBELOW.

                                            AGRI BIO-SCIENCES, INC.

                                            By: /s/Lester H.  Stephens
                                            Lester H.  Stephens,
                                            President

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

 Signature                          Title                                                        Date

 /s/Leslie L.  Lemak, M.D.          Chairman of the Board of Directors                  October 20, 1998
---------------------------
Leslie L.  Lemak, M.D.

 /s/Lester H.  Stephens             Director, President & Chief Executive Officer       October  20,  1998
-----------------------
Lester H.  Stephens

 /s/Vernon L.  Medlin, M.D.         Director                                            October  20,  1998
---------------------------
Vernon L.  Medlin, M.D.

 /s/M.M.  Kalish                    Director                                            October 20, 1998
M.  M.  Kalish

 /s/Patrick N.  Morgan              Director and Secretary                              October  20,  1998
----------------------
Patrick N.  Morgan

 /s/Anthony A.  Mierzwa             Director, Chief Financial Officer and               October 20, 1998
------------------------
Anthony A.  Mierzwa                 Chief Accounting Officer

                                                      EXHIBITS

                  2.1 -    Consulting and Distribution Agreement.*
                  3.1 -    Certificate of Incorporation.*
                  3.2 -    By-Laws.*
                  4.1 -    Form of Common Stock certificate.*
                  5.1 -    Opinion of Sonfield & Sonfield with respect to legality of the securities.*
                  8.1 -    Opinion  of  Sonfield &  Sonfield  with  respect  to tax  matters  (included  as part of
                           Exhibit 5.1).*
                  10.1 -   Indemnification Agreement between the Company and Lester H. Stephens.*
                  10.2 -   Indemnification Agreement between the Company and M.M. Kalish.*
                  10.3 -   Indemnification Agreement between the Company and Patrick N. Morgan.*
                  10.4 -   Indemnification Agreement between the Company and Anthony A. Mierzwa.*
                  10.5 -   Indemnification Agreement between the Company and Leslie L. Lemak, M.D.*
                  10.6 -   Indemnification Agreement between the Company and Vernon L. Medlin, M.D.*
                  10.7 -   Agri Bio-Sciences, Inc. Stock Incentive Plan.*
                  10.8 -   Marketing Agreement with Global Farm Sciences, Inc.
                  10.9 -   Product License covering the Republic of Mexico.
                  23.1 -   Consent of Sonfield & Sonfield (included as part of Exhibit 5.1).*
                  23.2 -   Consent of Malone & Bailey, PLLC*

 -------------------------

      Previously filed.